SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 7, 2006

AIRGUIDE, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	000-09735	20-4898182
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1105 N. Peoria

Tulsa, Oklahoma 74116

(Address of principal executive offices, including zip code)

(918) 858-1050

(Registrant's telephone number, including area code)

CDX.com, Inc.

7920 Norfolk Avenue, Bethesda, MD 20814

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended.  This Current Report includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  These forward looking statements can be identified by the use of terms and phrases such as "believe," "plan," "intend," "anticipate," "target," "estimate," "expect," and the like, and/or future-tense or conditional constructions  ("will," "may," "could," "should," etc.).  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of management, forward-looking  statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation.  Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

ITEM 1.01

Entry into a Material Definitive Agreement.

Reference is made to the disclosure made under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

ITEM 2.01

Completion of Acquisition or Disposition of Assets.

On July 5, 2006, the Company simultaneously entered into an agreement for and consummated its acquisition of all of the issued and outstanding capital stock of AMEREX Companies, Inc., an Oklahoma corporation, pursuant to a Share Exchange Agreement among the Company, James P. Frack, the Company’s control stockholder and sole officer and director, AMEREX Companies, Inc., and the stockholders of AMEREX Companies, Inc. (the “Agreement”).  Pursuant to the acquisition, James P. Frack relinquished and the Company cancelled 100,000 shares of the Company’s common stock that he owned and the Company issued an aggregate of 19,760,074 shares of its common stock to the stockholders of AMEREX Companies, Inc in exchange for all of the issued and outstanding capital stock of AMEREX Companies, Inc. As a result, AMEREX Companies, Inc. became a wholly-owned subsidiary of the Company and the former stockholders of AMEREX Companies, Inc. became the beneficial owners of 97.3% of the issued and outstanding voting securities of the Company.  In addition, pursuant to the acquisition, all issued and outstanding warrants to purchase 7,210,067 shares of capital stock of AMEREX Companies, Inc. were exchanged for warrants to purchase 7,210,067 shares of the Company’s common stock on identical terms and the issued outstanding 10% Convertible Note Due November 21, 2007 in the principal amount of Six Million Eight Hundred Thousand Dollars ($6,800,000) convertible into 13,600,000 shares of capital stock of Amerex held by CAMOFI Master LDC was exchanged for the Company’s 10% Convertible Note Due November 21, 2007 in the principal amount of Six Million Eight Hundred Thousand Dollars ($6,800,000) convertible into 13,600,000 shares of the Company’s common stock on identical terms.  The consideration paid in connection with the acquisition of AMEREX Companies, Inc. was determined through negotiations between the Company, its control stockholder James P. Frack and AMEREX Companies, Inc. and its officers and board of directors.

Additionally, pursuant to the Agreement, James P. Frack resigned as sole director of the Board of Directors, and as President, Secretary and Treasurer of the Company, and. the following persons were appointed to the Company’s Board of Directors: Ron Brewer, Richard Coody, Nick Malino, Robert Roever, John Smith and Marwaan Karame.  On July 5, 2006, the Board of Directors of the Company appointed Nicholas Malino as the Company’s Chief Executive Officer and Ron Brewer as the Company’s Chief Operating Officer.

The Share Exchange Agreement contains customary representations, warranties and covenants of the parties for like transactions.  Breaches of representations and warranties are secured by customary indemnification provisions.  The foregoing description of the Share Exchange Agreement is qualified in its entirety by the full text of the Share Exchange Agreement attached to this report as Exhibit 10.1 and is incorporated herein by reference.

The acquisition of AMEREX Companies, Inc. will be treated as a reverse acquisition for financial accounting purposes. Accordingly, the historical financial statements of Airguide, Inc. before the acquisition will be replaced with the historical financial statements of AMEREX Companies, Inc. before the acquisition in all future filings with the Securities and Exchange Commission, except for the Company’s Form 10-K for the year ended June 30, 2006, since the Company’s fiscal year-end preceded the consummation of the acquisition.

FORM 10-SB DISCLOSURE

Prior to the closing of the Share Exchange Agreement, the Company was a “shell company” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Accordingly, set forth below is the information that would be required if the Company were filing a general form for registration of securities on Form 10-SB under the Exchange Act.

EXPLANATORY NOTE

Unless otherwise indicated or the context otherwise requires, all references below in this Current Report on Form 8-K to "we," "us," and the "Company" are to Airguide, Inc. an Oklahoma corporation, together with its wholly-owned subsidiaries.

DESCRIPTION OF BUSINESS

General

We are engaged, through our subsidiaries, in the industrial and household waste management services industry and the environmental remediation and abatement services industry.

Our industrial waste management services are conducted through AMEREX Companies, Inc, an Oklahoma corporation and our wholly-owned subsidiary, which we refer to herein as Amerex, and Waste Express, Inc., a Missouri corporation and wholly-owned subsidiary of Amerex.

Waste Express is a treatment, storage and disposal facility of hazardous waste regulated by the U.S. Department of Environmental Protection and licensed by the U.S. Department of Environmental Protection under the Resource Conservation and Recovery Act, of 1976, as amended, which we refer to herein as RCRA, and the Missouri Hazardous Waste Management Law, which we refer to herein as MHWML. Amerex conducts waste related services including, transportation of waste materials, field service remediation and decontamination of equipment, lab pack services and treatment of all types of industrial and municipal wastes.

All of our lab-packing, treatment, storage, processing, collection, testing, consolidation and disposal of hazardous, non-hazardous industrial and household waste are performed out of our Kansas City, Missouri facility.  Emergency response services are conducted principally in our Tulsa, Oklahoma and Kansas City, Missouri facilities.  Household hazardous waste collection events for municipalities are arranged out of our Tulsa, Oklahoma facility.  Logistics for the removal and transportation of potentially hazardous and non-hazardous waste is conducted out of our Tulsa, Oklahoma facility although the treatment, storage, processing, testing and consolidation of these wastes are conducted out of our Waste Express facility in Kansas City, Missouri. Logistics for the collection of hazardous and non hazardous industrial waste and industrial wastewater is also arranged through our facility in Portland, Oregon.

History and Recent Developments

We were incorporated in the State of Colorado in June, 1978 to engage in the manufacture and sale of computerized pulmonary diagnostic equipment used in the medical profession.

On November 18, 2000, Tampa Bay Financial, Inc., a Florida corporation, acquired control of our company and changed our business from the sale of computerized pulmonary diagnostic equipment and bio-hazard control products to international communications, and we began doing business under the name of DataStream Global Communications. We sold substantially all of our assets used in connection with our former operations to Cyberdiagnostics, Inc. on November 21, 2000 and Cyberdiagnostics, Inc. assumed and indemnified us against all of our liabilities relating to the assets it acquired.

On January 12, 2001, Pensat Inc., our subsidiary, merged with and into Pensat International Communications, Inc., a Delaware corporation, which we refer to herein as Pensat, pursuant to which Pensat Inc. was the surviving corporation. The merger was accounted for as a reverse merger under generally accepted accounting principles wherein Pensat stockholders acquired control of our company. Pensat, Inc., filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in October 2001 and pursuant to the filing, terminated its operations in the United States.  On May 14, 2002, a motion was made to convert the bankruptcy to Chapter 7, and there were no active operations at that time. From the date we ceased both foreign and domestic operations, there was no corporate activity outside of the Pensat Bankruptcy proceeding, which proceeding was converted to Chapter 7 by Order of the Court entered January 28, 2003.

On June 4, 2005, Michelle Harrington was elected to serve as our sole officer and director.  On June 6, 2005, we were directed by the Third Judicial District Court for Utah County, Utah order to issue 300,000,000 shares of common stock to Michelle Harrington, thereby vesting control of the company in Ms. Harrington.  This stock was issued as payment for debt owed by us to Harrington for transfer agent services under a judgment dated May 10, 2005.

On July 22, 2005, our Board of Directors accepted the resignation of Michelle Harrington as our sole officer and director, and appointed James Frack as our sole officer and director. The resignation of Michelle Harrington and appointment of James Frack was not based on any disagreement with us.

On July 28, 2005, we effected a 1-for-1000 share reverse split, and restated our articles of incorporation of CDX.com in the state of Colorado. On July 28, 2005, we entered into an Agreement of Merger with CDX.com Merger, Inc. (“CDX.com Merger”), an Oklahoma corporation organized on July 26, 2005.  CDX.com Merger (Oklahoma) was the survivor under the merger. The effect of this merger was to re-domicile us as an Oklahoma corporation.  The common stock of CDX.com Merger had identical rights, terms and privileges as the common stock of the Company.

Also on July 28, 2005, we entered into a reverse triangular merger and holding company formation in which Airguide, Inc. (“Airguide”) emerged as our holding company.  Airguide is a company organized in the State of Oklahoma, as part of a reorganization and holding company formation involving three Oklahoma corporations, all incorporated on July 26, 2005: Airguide, CDX.com Merger, and CDX.Com, Inc. (“CDX”) (the “July 2005 Reorganization”).   Airguide was organized as a wholly-owned subsidiary of CDX.com Merger and CDX.com, Inc. was organized as a wholly-owned subsidiary of Airguide.

The July 2005 Reorganization was effected for the purpose of creating a holding company formation and corporate reorganization in which Airguide became a holding company, under which Airguide was the parent company with the exact same stockholder base that CDX.com Merger (Oklahoma) had prior to the reorganization. CDX.com Merger (Oklahoma) merged into CDX.com (Oklahoma) and CDX.com (Oklahoma) became the survivor. All of the former assets, liabilities and operations of CDX.com Merger merged into CDX.com, Inc. as part of this reorganization, by virtue of its position as the successor in interest and survivor of the merger between CDX.com (Oklahoma) and CDX.com Merger (Oklahoma).  The ownership of CDX.com, Inc. was sold on August 1, 2005 by the Board of Directors of Airguide.

Prior to the July 2005 Reorganization, Airguide was only a subsidiary and did not operate, manage, control, or receive any assets or benefits from its parent.  Neither at the time of the July 2005 Reorganization, nor thereafter, did Airguide operate, manage, finance, receive assets, transfer assets, guarantee debts or obligations, nor take any action with respect to its subsidiary CDX.com, Inc., the survivor of the merger between CDX.com Merger and CDX.com, Inc.   The stock held by Airguide in its subsidiary CDX.com, Inc. was held only as an investment with no action being taken by Airguide as controlling stockholder while the stock was held on the books of Airguide prior to the CDX.com, Inc. stock being sold on August 1, 2005.

On December 23, 2005, Amerex, a privately held company, entered into an agreement with James Frack, our former president, treasurer, sole director, and principal stockholder, calling for the relinquishment of 100,000 shares or 15.5% of our outstanding common stock then owned by him, upon our entering into an agreement to and consummating our acquisition of Amerex.

On July 5, 2006, we executed a share exchange of our common stock and acquired 100% of the issued and outstanding capital stock of Amerex, pursuant to a Share Exchange Agreement dated July 5, 2006. Pursuant to the agreement, the stockholders of Amerex received 19,760,074 shares of our common stock in exchange for all of the issued and outstanding capital stock of Amerex, the 100,000 shares of our common stock issued to James Frack were cancelled, and all warrants and convertible notes of Amerex were exchanged for our warrants and convertible notes.  In connection with the issuance of our common stock to the former stockholders of Amerex, the stockholders of Amerex beneficially became the owners of 97.3% of our issued and outstanding voting securities.

Upon completion of the reverse acquisition, an 11-year old waste management services business became our operating business.

Industry Background

The demand for industrial waste management services has resulted primarily from the adoption and enforcement of increasingly stringent federal, state and local environmental laws and regulations over the past 30 years. These laws and regulations have significantly increased the costs and potential liabilities associated with the handling of industrial wastes. Under these laws and regulations, a broad list of industrial wastes are classified as "hazardous," and generators of hazardous wastes retain potential legal liability for the proper treatment of such wastes through and including their ultimate disposal. In response to these laws and regulations, many generators of both hazardous and non-hazardous wastes have chosen not to maintain their own treatment and disposal facilities nor to develop the technical expertise necessary to assure regulatory compliance. These generators have instead sought to have their waste streams managed by firms that possess collection, transportation, recycling, treatment, disposal and waste-tracking capabilities and have the expertise and financial capacity necessary to comply with applicable environmental laws and regulations.

Our Services

Transportation, treatment and disposal

We transport, treat and dispose of wastes for commercial and industrial customers, health care providers, educational and research organizations, other waste management companies and governmental entities. The wastes handled include substances which are classified as “hazardous” because of their corrosive, ignitable, infectious, reactive or toxic properties, and other substances subject to federal and state environmental regulation. Wastes are collected from customers and transported by us to and between our facilities for treatment or bulking for shipment to final disposal locations. In providing this service, we utilize a variety of specially designed and constructed tank trucks and semi-trailers, as well as other third-party transporters, including railroads. Liquid waste is frequently transported in bulk, but may also be transported in drums. Heavier sludge or bulk solids are transported in sealed, roll-off containers or bulk dump trailers.

Waste types processed or transferred in drummed or bulk quantities include:

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flammables, combustibles and other organics;

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acids and caustics;

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cyanides and sulfides;

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solids and sludge;

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industrial wastewaters;

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PCB materials and electrical light ballasts;

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medical waste;

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other regulated wastes; and

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non-hazardous industrial waste.

Before we receive hazardous waste from a customer, detailed paperwork and analysis are completed to document the nature of the waste. A representative sample of the expected waste is analyzed in our owned laboratory in order to establish a waste profile and to enable us to recommend the best method of treatment and disposal. Prior to unloading at our treatment facility, a representative sample of the delivered waste is tested and analyzed to insure that it conforms to the customer's waste profile record. Once the wastes are characterized, compatible groups are consolidated to achieve economies in storage, handling, transportation and ultimate treatment and disposal. At the time of acceptance of a customer's waste at our facility, a unique computer “bar code” identification character is assigned to each container of waste, enabling us to use sophisticated computer systems to track and document the status, location and disposition of the waste.

Disposal options include reclamation, fuels blending, incineration, aqueous treatment, and secure chemical landfills. Reclamation includes metal recycling, product replacement and recycling of various materials to remove impurities and conform to product specifications.  Fuels blending consists of blending liquids and solids to form a burnable material as a replacement fuel to be used in permitted cement kiln operations.  Incineration is the destruction of various toxic or hazardous materials to remove the hazardous properties in a permitted thermal unit.  Aqueous treatment is the neutralization or fixation of characteristically hazardous materials.  Secure chemical landfills includes both hazardous and non-hazardous permitted facilities placement of materials in lined and monitored landfills.

Field services

We provide a wide range of environmental field services to maintain industrial facilities and process equipment, as well as clean up or contain actual or threatened releases of hazardous materials into the environment. These services are provided primarily to large chemical, petroleum, transportation, utility, industrial and waste management companies, and to governmental agencies. We identify, evaluate, and solve our customers' environmental problems, on a planned or emergency basis, by providing a comprehensive interdisciplinary response to the specific requirements of each project.

Lab packs

We provide specialized repackaging, treatment and disposal services for chemicals and hazardous wastes. Such chemicals and wastes are put into Lab packs, which are packages smaller than a 55-gallon drum, generally less than five gallons or 50 pounds. Our Lab pack operation services a wide variety of customers, including:

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engineering and research and development divisions of industrial companies;

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larger companies whose primary business is the collection of hazardous and non-hazardous materials from industries, cash washes, oil change centers, and automotive repair shops;

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college, university and high school labs;

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clandestine methamphetamine laboratories following closure by the Drug Enforcement Agency;

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state and local municipalities; and

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municipal residents through household hazardous waste collection days.

We provide a team of qualified personnel with science degrees and special training to collect, label and package waste at the customer's site. Lab packs are then transported to one of our facilities for consolidation into full-size containers, which are then sent for further treatment or disposal as part of our treatment and disposal services.

Project management

An increasingly important area of our operations is the management of complex environmental remediation projects. These projects may include surface remediation, groundwater restoration, site and facility decontamination, and emergency response. An interdisciplinary team of managers, chemists, engineers, and compliance experts design and implement result-oriented remedial programs, incorporating both off-site removal and on-site treatment, as needed. The remedial projects group functions as a single source management team, relieving the customer of the administrative and operational burdens associated with environmental remediation. As a full- service environmental services provider, we eliminate the need for multiple subcontractors.

These projects vary widely in scope, duration and revenue, and they are typically performed under service agreements with the customer. Environmental remediation projects may be undertaken in conjunction with or lead to contracts for additional remediation work or for hazardous waste management services, and typically involve our analytical laboratory and engineering group.

Surface remediation

Surface remediation projects arise in two principal areas: the planned cleanup of hazardous waste sites and the cleanup of accidental spills and discharges of hazardous materials, such as those resulting from transportation and industrial accidents. In addition, some surface remediation projects involve the cleanup and maintenance of industrial lagoons, ponds and other surface impoundments on a recurring basis. In all of these cases, an extremely broad range of hazardous substances may be encountered.

Surface remediation projects generally require considerable interaction among engineering, project management and analytical services. Following the selection of the preferred remedial alternative, the project team identifies the processes and equipment for cleanup. Simultaneously, our health and safety staff develops a site safety plan for the project. Remedial approaches usually include physical removal, mechanical dewatering, stabilization or encapsulation.

Groundwater restoration

Our groundwater restoration services typically involve response to above-ground spills, leaking underground tanks and lines, hazardous waste landfills and leaking surface impoundments. Groundwater restoration efforts often require complex recovery systems, including recovery drains or wells, air strippers, biodegradation or carbon filtration systems, and containment barriers. These systems and technologies can be used individually or in combination to remove a full range of floating or dissolved organic compounds from groundwater. We internally design and fabricate most mobile or fixed site groundwater treatment systems.

Site and facility decontamination

Site and facility decontamination involves the cleanup and restoration of buildings, equipment and other sites and facilities that have been contaminated by exposure to hazardous materials during a manufacturing process, or by fires, process malfunctions, spills or other accidents. Our projects have included decontamination of electrical generating stations, electrical and electronics components, transformer vaults and commercial, educational, industrial, laboratory, research and manufacturing facilities.

Emergency response

We undertake environmental remediation projects on both a planned and emergency basis. Emergency response actions may develop into planned remedial action projects when soil, groundwater, buildings, or facilities are extensively contaminated. We have established specially trained emergency response teams which operate on a 24-hour basis from service centers covering 5 states. Many of our remediation activities result from a response to an emergency situation by one of our response teams. These incidents can result from transportation accidents involving chemical substances, fires at chemical facilities or hazardous waste sites, transformer fires or explosions involving PCBs, and other unanticipated developments when the substances involved pose an immediate threat to public health or the environment, such as possible groundwater contamination.

Emergency response projects require trained personnel, equipped with protective gear and specialized equipment, prepared to respond promptly whenever these situations occur. To meet the staffing requirements for emergency response projects, we rely in part upon a network of trained personnel who are available on a contract basis for specific project assignments. Our health and safety specialists and other skilled personnel closely supervise these projects during and subsequent to the cleanup. The steps performed by us include rapid response, containment and control procedures, analytical testing and assessment, neutralization and treatment, collection, and transportation of the substances to an appropriate treatment or disposal facility.

Technical services

Technical services consist primarily of analytical testing, engineering services and personnel training. Many of our principal services as described above involve the selection and application of various technologies. Our analytical testing laboratories perform a wide range of quantitative and qualitative analyses to determine the existence, nature, level, and extent of contamination in various media. Our engineering staff identifies, evaluates and implements the appropriate environmental solution.

Analytical testing and engineering services

We provide analytical testing and engineering services as technical support to complement our primary services. For example, if we are engaged to perform an entire environmental remediation project, we will first perform a site or situation assessment. A site assessment begins with the determination of the existence of contamination. If present, the nature and extent of the contamination is defined by gathering samples and then analyzing them at our laboratory in Kansas City, Missouri in order to establish or verify the nature and extent of the contaminants. Our engineering staff then develops, evaluates and presents alternative solutions to remedy the particular situation. Often treatment systems are completely designed, engineered and fabricated by us in house. We then implement the mitigation and decontamination program mutually selected by the customer and us.

Analytical testing and engineering services are also provided as a separate service if a customer requires an analysis with respect to certain material, or if a customer is searching for an appropriate solution to an environmental problem or if an environmental assessment is required to allow a transfer of property.

We operate an EPA-qualified and state-certified analytical testing laboratory in Kansas City, MO, which tests samples provided by customers to identify and quantify toxic pollutants in virtually every component of the environment. Our laboratory staff evaluates the properties of a given material to identify and characterize the waste materials prior to acceptance for treatment and disposal, and operates mobile laboratory facilities for field use in emergency response and remedial action situations.

Personnel training

We provide comprehensive personnel training programs for our employees and those of our customers on a commercial basis. Such programs are designed to promote safe work practices under potential hazardous environmental conditions, whether or not toxic chemicals are present, in compliance with stringent regulations promulgated under RCRA and the OSHA. We provide such training at our Tulsa, Oklahoma facility including a tank for confined space entry, exit, and extraction, an air-system demonstration maze, respirator fit testing room, leak and spill response equipment, and a layout of a mock decontamination zone, all designed to fulfill the requirements of OSHA’s Hazardous Waste and Emergency Response Standards.

Acquisitions

The Waste Express, Inc., Acquisition

On September 12, 2005 we acquired all of the outstanding capital stock of Waste Express, Inc., a Missouri corporation, pursuant to a stock purchase agreement we entered into with Steven R. Clancy, Waste Express’ then sole stockholder. Waste Express was incorporated in 1995 and since its inception has operated as a multi-waste treatment and disposal facility licensed by the U.S. Department of Environmental Protection under RCRA and the MHWML. As a stock purchase, we acquired all of the assets, tangible and intangible, associated with the business, including licenses, permits and customer and vendor contracts.  We also assumed all liabilities associated with the business, including obligations for services performed or to be performed by Waste Express.

The purchase price for Waste Express consisted of cash in the amount of $275,000 and an installment note in the amount of $235,000, with interest at six percent (6%) per annum.  The purchase agreement also required us to pay a fee equal to the greater of $2,500 or one percent (1%) per annum of seller’s current $200,000 line of credit securing Waste Express’ regulatory closure plan until it secures such plan. The cash amount of the purchase price was contingent upon Waste Express’ estimated accumulated reserved liabilities for the disposal of on-site waste not exceeding $80,000 as of September 9, 2005.  The actual amount of reserve for estimated disposal costs as of September 9, 2005 was $108,000, and in lieu of reducing the cash portion of the purchase price to $247,000, the seller  agreed to waive the fee for securing the regulatory closure plan through September 12, 2006. The principal amount of the note was contingent upon Waste Express having no more than $115,000 in total liabilities as of September 9, 2005, less reserves for disposal, and $75,000 or more in current (aged less than 60 days) accounts receivable as of September 9, 2005. The actual total liabilities were $77,162 and the actual current accounts receivable were $76,784, reducing the principal amount of the note to $225,000. The amount of the note may be further reduced in the event that any of the booked accounts receivable are deemed uncollectible prior to the final payment. Installment payments on the note are calculated at eight percent (8%) of quarterly gross revenues collected or generated from the operation of the business of Waste Express in excess of $270,000 quarterly until paid in full. To date, Waste Express has not achieved the gross revenue targets for any quarterly period since the closing of the acquisition and the full amount of the note remains outstanding. We expect these targets to be met in subsequent periods.

The acquisition of certain assets of NES Technology LLC and Industrial Waste Services LLC

On September 13, 2005, we purchased the assets of NES Technology LLC and Industrial Waste Services LLC consisting primarily of oil/water separation devices, a mobile laboratory, a mobile treatment unit, and an International Vac Truck relating to their planned business operations in industrial waste disposal and environmental management services, which were never commenced, in consideration for the issuance of 500,000 restricted shares of our common stock to the members of these two companies, including Richard Coody, a member or our board of directors, and the assumption of outstanding liabilities comprising two promissory notes to Summit Bank in the amount of $161,790.32 and past due rent.

The acquisition of certain assets of Enhanced Operating Company

On September 2, 2005, we acquired the assets of EOC relating to the development of an oil/water separation technology, comprising approximately 25 acres of property located in Leigh, Harrison County, Texas and improvements thereon consisting of two buildings and furnishings, six storage tanks and related piping, storage vessels and treatment units, in consideration for 250,000 restricted shares of our common stock, and all EBITDA profit in excess of 30% annually over a three-year period until $1,000,000 is paid.  In addition, the contract for this acquisition required us to make a cash infusion of $250,000 in working capital for the business operations of EOC being acquired. To date, we have not developed the assets at this location. The contract also required us to enter into a three year employment agreement with Michael Eppler, then president of EOC, at a monthly salary of $10,000 and a sign-on bonus of $50,000.

The acquisition of certain assets of Kaiser Aluminum and Chemical Corporation

In February 2006, Amerex Acquisition Corp., a wholly-owned subsidiary of Amerex, acquired approximately 168 acres of heavily developed industrial property in Pryor, Oklahoma from Kaiser Aluminum and Chemical Corporation in consideration for $700,000 which amount was paid in cash at closing.  We also paid $800,000 into an escrow account with JP Morgan Chase Bank to provide financial assurance for the removal of all asbestos and asbestos containing materials from the property within 18 months following closing. We expect to commence the asbestos removal during the third quarter of 2006 and to complete the removal within the required time period. In addition, we are required to deposit $400,000 with the Oklahoma Department of Environmental Quality through Guaranteed Abstract Title Company in Tulsa, Oklahoma to provide financial assurance of our ability to close the two injection wells on the Pryor property.  This amount is currently being held in escrow for transfer to the Oklahoma Department of Environmental Quality where it will remain until closing of the wells. We intend to utilize these two injection wells, as discussed in “Our Strategy” below.

The acquisition of certain assets of Environmental Remediation Services, Inc.

On April 28, 2006, we purchased certain assets of Environmental Remediation Services, Inc., herein referred to as ERS, consisting primarily of several vacuum trucks, truck equipment, trailer equipment, personal safety equipment, forklifts, tractors, and miscellaneous tools to be used in connection with our emergency response services. The purchase price for the assets consisted of cash in the amount of $1,200,000 and our entering into a one-year consulting agreement with Kenneth Duckworth, the sole owner of ERS.  To ensure our performance under the consulting agreement, we were required to fund an Irrevocable Standby Letter of Credit in the amount of $600,000 with American Bank and Trust of Tulsa, Oklahoma for the benefit of Kenneth Duckworth, with $150,000 to be released at the end of each quarterly period subsequent to closing until drawn down in full.

Recent Financings

On November 21, 2005, we entered into a financing arrangement with CAMOFI Master LDC, an affiliate of Centrecourt Asset Management LLC, as amended on February 23, 2006.  Under the arrangement, we issued CAMOFI Master LDC a two-year convertible note in the aggregate principal amount of $6,800,000, with interest at ten percent (10%) per annum payable monthly, convertible into 13,600,000 shares of its common stock at a conversion price of $0.50 per share, exclusive of any accrued interest on the note, and a five-year warrant to purchase 2,266,667 shares of its common stock at an exercise price of $0.01 per share.  The terms of the note provided for funds to be drawn down in three tranches, with the first tranche of $2.5 million drawn down on November 21, 2005.  Pursuant to the financing arrangement, we defaulted on our obligation to timely file a registration statement for the shares underlying the note and warrant and CAMOFI Master LDC agreed to waive all penalties for a five-year warrant to purchase 984,000 shares of our common stock at an exercise price of $0.01 per share.  We have also failed to provide CAMOFI with periodic financial reports required under our agreement, which failure has been waived to date without penalty. The shares of our common stock underlying the CAMOFI Master LDC note and the warrants will be registered for resale under the Securities Act.  The obligations under the CAMOFI Master LDC note are secured by a first priority security interest in our assets.

On August 12, 2005, we entered into a loan agreement with DCI USA Inc., which we refer to herein as DCI, pursuant to which DCI agreed to loan us $400,000 in consideration for two one-year promissory notes, one in the amount of $300,000 and the other in the amount of $100,000, each note bearing interest at fifteen percent (15%) per annum, and a warrant to purchase 800,000 shares of our common stock at $.50 per share.  Prior to September 12, 2005, DCI informed us that they were unable to provide any funding and that Hypothecators Mortgage Company, herein referred to as Hypothecators, agreed to fund the $300,000 note on the same terms as the note we were to issue DCI, without any warrants.   On September 12, 2005 we issued Hypothecators the $300,000 note in consideration for $300,000, which we repaid in full on November 27, 2005 with the proceeds of the CAMOFI Master LDC financing.  On September 12, 2005, we also issued a promissory note in the amount of $100,000 to NY2K International Corp. in consideration for $100,000, on the same terms as the note we were to issue DCI, without any warrants, and secured by our property located in Harrison County, Texas.  We determined that we did not immediately require the proceeds of the $100,000 note and returned the funds without interest on the same day received.

On September 2, 2005, we issued a one-year promissory note in the amount of $450,000, with eight percent (8%) interest, to Professional Traders Fund LLC, which we refer to herein as PTF, in consideration for $450,000.  $230,840 of the note was repaid on November 29, 2005 with proceeds from the CAMOFI Master LDC financing, and $233,778 was repaid on March 2, 2006, representing principal and accrued interest. Under the PTF financing, we agreed to issue restricted and free trading shares of our common stock to PTF, with the number of shares to be issued and the timing of such issuance to be based upon the timing of repayment of the note.  Based on the timing of repayment, we issued PTF 900,000 shares of our common stock, 400,000 of which are restricted shares and 500,000 of which are to be registered for resale under the Securities Act. We defaulted on the timely issuance of such shares and are currently negotiating with PTF for a reduction or waiver of penalties. If we are not able to reach an agreement, we will be subject to a monthly penalty of $3,650 until the 500,000 shares are registered for resale under the Securities Act.

Future or Planned Services

Water Disposal and Separation Services to the Oil and Gas Industry; Resale of the Remaining Crude Oil

We plan to provide services to the oil and gas industry, specifically production water (water produced during the process of drilling activities involving the recovery of crude oil) removal services for gas and oil well drilling firms. During the extraction of oil from producing wells, oil companies typically pump salty water into an oil well to enhance the well’s production of oil. This salty water is extracted along with the oil. The oil company removes most of the oil and then has the remaining salt water picked up for proper disposal, typically in vacuum trucks.  Within a hundred mile radius of our Harrison County, Texas property, there are numerous oil recovery operations, many of which use the technique of pumping salt water into wells to enhance production and recovery of oil, to which we intend to offer our services.

Since there usually remains small amounts of oil when this water is picked up for disposal, in addition to picking up the water for disposal, we intend to develop or license technologies that will enable us to separate the remaining oil from the salt water for resale.  We believe that we have identified a technology for this purpose and are in the process of performing due diligence and negotiating a licensing agreement with the holder of the rights to the technology, as well as estimating the costs associated with installation.  We plan on performing these services from our Leigh, Harrison County, Texas property and expect to begin our planned construction of a facility utilizing new components and technologies and existing piping, vessels, and equipment on the site for this purpose in the fourth quarter of 2006, and be operational in the first quarter of 2007.  Based on the analysis of our engineers and representations made by equipment and technology vendors, we expect to be able to initially process 10,000 barrels of salt water/crude oil emulsions per day, resulting in obtaining between 200 and 500 barrels of oil per day. We intend to expand the capacity of the plant to 20,000 barrels of produced water per day in late 2007 or early 2008, resulting in reclaimed oil of between 1,000 barrels per day to 2,000 barrels per day.

We also plan on picking up oily residue in tank bottoms which is rich in oil but requires treatment to recover crude oil that can be sold to local refineries.

Expansion of our Waste Management Services to Include Water Treatment Services

We also plan to begin operating two water treatment works permitted for discharge to a POTW.  POTW’s are publicly-owned treatment works such as public sewers or sewage lagoons.  These water treatment works will treat industrial wastewater and remove contaminants to levels that are allowed by the POTW.  We plan to construct two water treatment plants, one at our Tulsa, Oklahoma facility and one at our Kansas City, Missouri facility, and acquiring the necessary processing equipment, as well as seeking qualified personnel.  We are planning for the first of these to be constructed at our facility in Tulsa, Oklahoma and expect construction to begin in August of 2006 and the facility to begin operations in late October 2006. We are planning for the other water treatment works to be constructed at our facility in Kansas City, Missouri, and expect to begin construction in November of 2006 and to become operational during the first quarter of 2007.

Our Strategy

In order to maintain and enhance our position in the waste management industry, we have implemented a strategy of internal growth through the increased utilization of our existing facilities and properties, the expansion of our services, the addition of new sales offices and service centers, and external growth through strategic acquisitions.

Increased Utilization of Waste Management Facilities

In order to fully utilize our current waste management facility, we plan on increasing our hours of operation to operate 7 days a week and by adding two daily eight-hour work shifts to our existing daily shift.  We intend to begin adding these shifts during the summer of 2006.  Management expects that additional work will increase during the summer months especially from our second largest client – Safety-Kleen Systems, Inc.

Conversion of Pryor, Oklahoma Property to a Waste Management Facility

We intend to convert our Pryor, Oklahoma property into our second RCRA Part B licensed waste management facility.  This property is situated on 168 acres and currently contains two deep Class I injection wells.  Class I injection well facilities dispose of industrial hazardous and non-hazardous waste and municipal (non-hazardous) waste.  Subject to our obtaining a permit from the RCRA, we plan on using these wells as final disposal management units for treated waste materials to meet discharge parameters.  Discharge parameters refer to the level of concentration of various contaminants that can be disposed of in this type of injection well and are determined by the EPA and the Oklahoma Department of Environmental Quality. The steps in the RCRA waste management facility permitting process are complex and time consuming.  See “Environmental Regulation -- Licenses and Permits.”

According to the United States Environmental Protection Agency there are currently 272 active Class I injection facilities nationwide (51 are for disposal of hazardous waste and 221 are for disposal of non-hazardous waste) maintaining approximately 529 Class I injection wells.  These Class I injection wells are scattered throughout the United States in 19 states, with the greatest concentration in the Gulf Coast, Great Lakes, and the Florida peninsula. Many of the owners of these wells are our competitors.  See “Business – Competition.”

Our Pryor, Oklahoma property also currently contains an ammonia /urea fertilizer manufacturing plant, various large buildings which were used for manufacturing, drying, mixing and bagging of fertilizer, concrete containment structures, other assets comprised mainly of salvageable metal, and rail access.

Our conversion is expected to begin during the third quarter of 2006 with the demolition of the existing fertilizer manufacturing plant. Our demolition plan is structured to recover the scrap metal and components, such as vessels and valves, which have been estimated by independent appraisers to contain approximately 6,000 tons of carbon steel, 1,000 tons of stainless steel and 400 tons of copper. The appraisers estimate the scrap value of these metals to be in excess of $3 million gross. The actual proceeds from the salvage and sale of these metals will be dependent upon the actual amount of salvageable metals, which will not be determinable until their decommissioning, demolition and removal, the timing of the demolition and the market price of the salvage metals at the time of sale.  The prices of these commodities have varied considerably over the last five years. In addition, many specialty items, including component cores such as valves, flanges, pumps, electric motors, reformers, heat exchangers and other marketable items purchased with the property may have a commercial need as is and may therefore be sold as operable equipment rather than at scrap value. We estimate the salvage and reclamation process will take approximately six months.

This property also contains rail access, a rail spur and a rail station which we plan on using to receive and deliver water and chemicals that we have treated or are going to treat from clients with access to the rail line and to final disposal sites if the particular material is not to remain on site.  We also expect that we will have the ability to provide railcar cleaning activities consisting of the decontamination of rail cars that have been contaminated as a result of spillage or the transportation of liquid waste within the rail car.

We expect this property to be fully operational as a waste management facility by the third quarter of 2007.

Expansion of our Service Mix and Diversification of our Client Base

By expanding our current services to those described above under “Business – Future or Planned Services,” we expect to diversify our customer base and expand our revenue generating operations to aid in the protection from any economic down turns in our current service offerings.

Additional Sales Personnel

We intend to increase our sales force. We recently hired two seasoned business development specialists, one at our Tulsa facility and the other at our Waste Express facility.  We have identified and expect to extend an offer of employment during the third quarter of 2006 to an additional seasoned business development specialist to work out of our Tulsa facility.

Strategic Acquisitions

Our longer range plans involve strategic acquisitions in the fourth quarter of 2007 or the first quarter of 2008 of businesses and assets compatible and complimentary with ours, which allow for the consolidation of facilities and reduction of some material portion of indirect operating costs such as occupancy costs, back office support and insurance.

Marketing Strategy and Sales of our Services

We market our services on an integrated basis and, in many instances, services in one area of our business support or lead to a project undertaken in another area.

Through the year ending 2005, we acquired clients and projects through the relationships that our technical personnel and managers had developed during their tenure with our competitors with whom they were previously employed, and by responding to general solicitations for proposals from public and private agencies and firms. To add to our existing roster of clients, in January 2006 we hired a seasoned industry professional as our first business development specialist at our Tulsa facility, and in April 2006 engaged another seasoned industry professional, with numerous contacts made during her professional career as a business development specialist with several of our competitors, as our business development specialist at our Waste Express facility. Both of our business development specialists have monthly sales targets and report weekly and/or monthly to various management personnel. We also expect to extend an offer of employment to a third business development specialist to work out of our Tulsa facility during the third quarter of 2006.

Customers

We provide services to 296 customers in 18 states and typically do not have written contracts with them.  In addition to serving commercial and industrial customers such as waste collectors, manufacturers, health care providers, research organizations, and chemical companies, our customers include federal, state and local governmental agencies, and small quantity generators that have recurring needs for multiple services in managing their environmental exposure.

In 2005, 20% of our total revenues were derived from our contract with Safety-Kleen Systems Inc. for waste treatment projects.  For the first 4 months of 2006, herein referred to as the Stub Period, 73.6% of our revenues were derived from a contract we were awarded by the United States Department of Justice, Drug Enforcement Administration for clandestine drug lab clean ups in ten contract regions covering eleven states (North Texas, Oklahoma, Kansas, Iowa, Missouri, Arkansas, Illinois, Indiana, Ohio, Tennessee and Alabama), and 8% of our revenues were from our contract with Safety-Kleen.  Together, these two clients contributed 81.6% of our revenues during that period.  Our contract with the DEA was issued for up to 24 months starting January 9, 2006 and may be cancelled by either the DEA or us at any time.  Although our contract with Safety-Kleen, entered into on October 10, 2005 for one year, is automatically renewed for additional one-year terms, Safety-Kleen may terminate the contract at anytime, with or without cause, upon thirty days’ prior written notice.  Both of these contracts are requirements contracts, meaning that the customers place orders for our services and supplies as they require them.  There are no minimum services they are required to place and the DEA’s contract may not exceed approximately $7,250,000 for all regions.

Subcontractors

We have formed a number of strategic partnerships with several environmental subcontractors to assist us in providing services under our contract with the DEA.  Many of these subcontractors have executed agreements with us to perform this work through the duration of our contract with the DEA.  The principal services these subcontractors provide consist of acting as responders for DEA engagements that are currently outside of our area of operation or where it is more economically practical.  All of our subcontractors are licensed as hazardous waste handlers in the areas in which they operate. No subcontractor is considered critical in the sense that they possess special skills or licenses that could not be replaced in a reasonable period of time and without materially adverse effects on the economics of the project or the services we provide. Several of our subcontractors have also managed a number of customers requiring waste disposal services and therefore have been a source of new business.

Environmental Regulation

While our business has benefited substantially from increased governmental regulation of hazardous waste transportation, storage and disposal, the industrial waste management industry itself has become the subject of extensive and evolving regulation by federal, state and local authorities. We make a continuing effort to anticipate regulatory, political and legal developments that might affect its operations, but is not always able to do so. We cannot predict the extent to which any environmental legislation or regulation that may be enacted or enforced in the future may affect its operations.

We are required to obtain federal, state and local licenses or approvals for each of its hazardous waste facilities. Such licenses are difficult to obtain and, in many instances, extensive studies, tests, and public hearings are required before the approvals can be issued. We have acquired or are in the process of applying for all operating licenses and approvals required for the current operation of its business and has applied for or is in the process of applying for all licenses and approvals needed in connection with planned expansion or modifications of its operations.

Federal Regulation of Hazardous Waste

The most significant federal environmental laws affecting us are the RCRA, the Superfund Act and the Clean Water Act.

RCRA

The RCRA is the principal federal statute governing hazardous waste generation, treatment, transportation, storage and disposal. Pursuant to the RCRA, the EPA has established a comprehensive, “cradle-to-grave” system for the management of a wide range of materials identified as hazardous waste. States, such as Massachusetts, Connecticut, Illinois, and Maryland, that have adopted hazardous waste management programs with standards at least as stringent as those promulgated by the EPA, have been authorized by the EPA to administer their facility permitting programs in lieu of the EPA's program.

Every facility that treats, stores or disposes of hazardous waste must obtain a RCRA license from the EPA or an authorized state agency and must comply with certain operating requirements. Under the RCRA, hazardous waste management facilities in existence on November 19, 1980 were required to submit a preliminary license application to the EPA, the so-called Part A application. By virtue of this filing, a facility obtained Interim Status, allowing it to operate until licensing proceedings are instituted pursuant to more comprehensive and exacting regulations (the Part B licensing process). Interim Status facilities may continue to operate pursuant to the Part A application until the Part B licensing process is concluded. Our facility located in Kansas City, Missouri is subject to the RCRA licensing and has been issued a Part B license.

The RCRA requires that Part B licenses contain a schedule of required on-site study and cleanup activities, known as “corrective action,” including detailed compliance schedules and provisions for assurance of financial responsibility. The EPA estimates that there are approximately 4,300 facilities that treat, store or dispose of hazardous wastes, which can be compelled to take corrective action when necessary. Some facilities are very large and have extensive contamination problems which rival the largest Superfund sites. Other facilities have relatively minor environmental problems. Still others will not need remedial action at all. It is the EPA's policy to compel corrective action at the “worst sites first.” As a result, the EPA has developed a system for assessing the relative environmental cleanup priority of RCRA facilities, called the National Corrective Action Prioritization System, with a High, Medium or Low ranking for each facility. Although several facilities of our competitors have been assessed a High cleanup priority, our RCRA facility located in Kansas City, Missouri has never been assessed as a High priority.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, known as the “Superfund Act”

The Superfund Act provides for immediate response and removal actions coordinated by the EPA to releases of hazardous substances into the environment, and authorizes the government to respond to the release or threatened release of hazardous substances or to order persons responsible for any such release to perform any necessary cleanup. The statute assigns joint and several liability for these responses and other related costs, including the cost of damage to natural resources, to the parties involved in the generation, transportation and disposal of such hazardous substances. Under the statute, we may be deemed liable as a generator or transporter of a hazardous substance which is released into the environment, or as the owner or operator of a facility from which there is a release of a hazardous substance into the environment.

The Federal Water Pollution Control Act as amended by the Clean Water Act and subsequent amendments

This legislation prohibits discharges to the waters of the United States without governmental authorization. The EPA has promulgated “pretreatment” regulations under the Clean Water Act, which establish pretreatment standards for introduction of pollutants into publicly owned treatment works. In the course of its treatment process, our wastewater treatment facilities generate waste water which they discharge to publicly owned treatment works pursuant to permits issued by the appropriate governmental authority. The Clean Water Act also serves to create business opportunities for us in that it may prevent industrial users from discharging their untreated wastewaters to the sewer. If these industries cannot meet their discharge specifications, then they may utilize the services of an off-site pretreatment facility such as those of ours.

Other Federal Laws

Our operations are also subject to the Toxic Substances Control Act, the Clean Air Act, the U.S. Department of Transportation and the Interstate Commerce Commission. Health and safety standards under the Occupational Safety and Health Act are also applicable.

The Toxic Substances Control Act - authorizes the EPA to regulate over 60,000 commercially produced chemical substances, including the proper disposal of polychlorinated biphenyls, commonly known as PCBs, and has established a comprehensive regulatory program, under the jurisdiction of the EPA, which oversees the storage, treatment and disposal of PCBs.

The Clean Air Act - authorizes the EPA to regulate emissions into the air of potentially harmful substances.  According to industry sources, the five industries which produced in 2004 the largest amounts of industrial hazardous wastes (by dollar amount of spending paid for management services) in 2004 were chemicals (28.3%), oil (15.9%), paper and pulp (13.2%), primary metals (8.7%) and automotive (5.0%).   As a small industrial waste management firm, we have significant advantages over many of its competitors in terms of its ability to efficiently utilize its waste management facilities and to provide our customers with a heightened commitment to customer service and responsiveness. In addition, management has taken notice of an important and advantageous industry trends in the efforts by many generators of industrial wastes to decrease the number of service providers that they utilize to a select group of industry leaders in order to minimize potential liability inherent in using less qualified or less responsive firms.

The U.S. Department of Transportation and the Interstate Commerce Commission - our transportation operations are regulated by the U.S. Department of Transportation and the Interstate Commerce Commission, as well as by the regulatory agencies of each state in which we operate or through which our trucks pass.

State Regulation of Hazardous Waste

The Missouri Hazardous Waste Management Law ( MHWML)

State authorization is a rulemaking process through which EPA delegates the primary responsibility of implementing the RCRA hazardous waste program to individual states in lieu of EPA. This process ensures national consistency and minimum standards while providing flexibility to states in implementing rules. Currently, 50 states and territories have been granted authority to implement the base, or initial, program. Many also are authorized to implement additional parts of the RCRA program that EPA has since promulgated, such as Corrective Action and the Land Disposal Restrictions. State RCRA programs must always be at least as stringent as the federal requirements, but states can adopt more stringent requirements as well.  The state of Missouri is authorized to implement the RCRA hazardous waste program in lieu of the EPA through the MHWML.

Just prior our acquisition of Waste Express, the facility was issued a Notice of Violation by the Missouri Department of Natural Resources for four violations:  exceeding storage capacity, exceeding the one year limit for storage of materials on site, exceeding the 24 hour restriction in the receiving area.  We completed corrective action during November and December of 2005, spending approximately $88,046, and our inspection by the Missouri Department of Natural Resources during the first quarter of 2006 was free from any violations. No violation notices have been issued since we have operated the facility.  Notwithstanding these violations, the facility has maintained a considerably clean inspection record throughout its years of operations.

The Oklahoma Department of Environmental Quality and the Oklahoma Department of Environmental Quality Land Management Division Rules and Regulations

Like Missouri, the state of Oklahoma is authorized by the United States Environmental Protection Agency to implement and oversee the regulations of the EPA regarding hazardous waste transportation, treatment, storage and disposal. The Oklahoma Department of Environmental Quality, herein referred to as the ODEQ, oversees the enforcement of the Code of Federal regulations and the rules and regulations of the Land Protection Division of the ODEQ. This agency will oversee the asbestos removal and the maintenance and eventual closure of the Class I injection wells that exist on the site of our Pryor, Oklahoma facility. The primary regulations that we will be subject to at this location are the Oklahoma Department of Environmental Quality Rules and Regulations sections 252:004 through Section 252:710 and in the Oklahoma Statutes, primarily Title 27A. These regulations can be viewed by visiting the ODEQ website at http://www.deq.state.ok.us/mainlinks/deqrules.htm.

Licenses and Permits

Our waste treatment facility located in Kansas City, Missouri has been issued a RCRA Part B licenses which expires in February 2007. We have initiated the process of re-permitting the facility and will request expansion of the license to enable the facility to handle all EPA waste codes including medical and nuclear waste in addition to the hazardous and industrial waste codes which we are currently licensed to handle. Management believes that the re-permitting and license expansion processes will be granted by the Missouri Department of Natural Resources prior to the expiration of its current license because the facility has not undergone any changes with regard to the types of services that it offers nor has it modified any of the technical policies and procedures.

We have made substantial modifications and improvements to the physical plant and treatment and process equipment at this treatment facility, consistent with our strategy to upgrade the quality and efficiency of treatment services and to ensure regulatory compliance. These improvements also corrected a Notice of Violation which was issued prior to our acquisition of this facility.  This facility is inspected at least quarterly or even more often by the Missouri Department of Natural Resources.  Occasionally, the EPA as well as other city and county inspectors will perform inspections.

We began the process of obtaining a RCRA Part B license permit from the ODEQ for our Pryor, Oklahoma facility during the second quarter of 2006.

The steps in the RCRA permitting process are complex and time consuming and consist of the following:

Step 1 -- Starting the Process

Before a business even submits a permit application, it must hold an informal meeting with the public. The business must announce the "preapplication" meeting by putting up a sign on or near the proposed facility property, running an advertisement on radio or television, and placing a display advertisement in a newspaper. At the meeting, the business explains the plans for the facility, including information about the proposed processes it will use and wastes it will handle. The public has the opportunity to ask questions and make suggestions. The business may choose to incorporate the public's suggestions into its application. The permitting agency uses the attendance list from the meeting to help set up a mailing list for the facility.

Step 2 -- Applying for a Permit

After considering input from the preapplication meeting, the business may decide to submit a permit application. Permit applications are often lengthy. They must include a description of the facility and address the following:

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How the facility will be designed, constructed, maintained, and operated to be protective of public health and the environment.

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How any emergencies and spills will be handled, should they occur.

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How the facility will clean up and finance any environmental contamination that occurs.

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How the facility will close and clean up once it is no longer operating.

Step 3 -- Receipt and Review of the Application

When the permitting agency receives a permit application, it sends a notice to everyone on the mailing list. The notice indicates that the agency has received the application and will make it available for public review. The permitting agency must then place a copy of the application in a public area for review.

Simultaneously, the permitting agency begins to review the application to make sure it contains all the information required by the regulations described above under “The Oklahoma Department of Environmental Quality and the Oklahoma Department of Environmental Quality Land Management Division Rules and Regulations.”  The proposed design and operation of the facility are also evaluated by the ODEQ and the Oklahoma Department of Environmental Quality Land to determine if the facility can be built and operated safely.

Step 4 -- Revisions, Revisions, Revisions

After reviewing the application, the permitting agency may issue a Notice of Deficiency (NOD) to the applicant. NODs identify and request that the applicant provide any missing information. During the application review and revision process, the permitting agency may issue several NODs. Each time the permitting agency receives a response from the applicant, it reviews the information and, if necessary, issues another NOD until the application is complete. Given the complex and technical nature of the information, the review and revision process may take several years.

Step 5 -- Drafting the Permit for Public Review

When the revisions are complete, the agency makes a preliminary decision about whether to issue or deny the permit. If the agency decides that the application is complete and meets appropriate standards, the agency issues a draft permit containing the conditions under which the facility can operate if the permit receives final approval. If the permitting agency determines that an applicant does not meet the standards, the agency tentatively denies the permit and prepares a "notice of intent to deny."

The permitting agency announces its decision by sending a letter to everyone on the mailing list, placing a notice in a local paper, and broadcasting it over the radio. It also issues a fact sheet to explain the decision. Once the notice is issued, the public has 45 days to comment on the decision. Citizens also may request a public hearing by contacting the permitting agency. The permitting agency may also hold a hearing at its own discretion. The agency must give 30-day public notice before the hearing.

Step 6 -- The End Result: A Final Permit Decision

After carefully considering public comments, the permitting agency reconsiders the draft permit or the notice of intent to deny the permit. The agency must issue a "response to public comments," specifying any changes made to the draft permit. The agency then issues the final permit, which is for a period of 10 years, or denies the permit.

Even after issuing a permit, the permitting agency continues to monitor the construction and operation of the facility to make sure they are consistent with state and federal rules and with the application.

Several additional steps can also take place after the original permit is issued:

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Permit Appeals. Facility owners and the public both have a right to appeal the final permit decision. The appeal is usually decided upon by administrative law judges.

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Permit Modifications. If a facility changes its management procedures, mechanical operations, or the wastes it handles, then it must secure a permit modification. For modifications that significantly change facility operations, the public must receive early notice and have a chance to participate and comment. For minor modifications, the facility must notify the public within a week of making the change.

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Permit Renewals. The permitting agency can renew permits that are due to expire. Permit holders that are seeking a permit renewal must follow the same procedures as a facility seeking a new permit.

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Permit terminations.  If a facility violates the terms of its permit, the permitting agency can terminate the permit.

Management of Risks

We follow a program of risk management policies and practices designed to reduce potential liability, as well as to manage customers' ongoing regulatory responsibility. This program includes employee training, environmental auditing, and policy decisions restricting the types of wastes handled. We evaluate all revenue opportunities and decline those which we believe involve unacceptable risks. We avoid handling high-hazard waste such as explosives, and frequently utilize specialty subcontractors to handle such materials when confronted at a job site.

We only dispose of wastes at facilities owned and operated by firms which we have approved as prudent and financially sound. Typically, we apply established technologies to the treatment, storage and recovery of hazardous wastes. We believe our operations are conducted in a safe and prudent manner and in substantial compliance with applicable laws and regulations.

Insurance

Both federal and state regulations require liability insurance coverage for all facilities that treat, store or dispose of hazardous waste as well as pollution liability in the amount of $2,000,000 per occurrence and $5,000,000 in aggregate per year.

Our pollution liability insurance policies cover potential risk in three areas: as a contractor performing services at customer sites, as a transporter of waste and while we handle waste at our facilities. XL Insurance Company provides contractor’s liability insurance of $1,000,000 per occurrence and $2,000,000 in the aggregate, covering off-site remedial activities and associated liabilities, and pollution liability coverage of waste in-transit with both single occurrence and aggregate coverage of $2,000,000. This coverage includes liability of $2,000,000 for pollution caused by sudden or accidental occurrences during transportation of waste to our facilities, from the time waste is picked up form the customer until its delivery to the final disposal site.

Competition

The market for industrial waste management services is highly competitive. We compete with numerous large and small companies, which are able to provide one or more of the industrial waste management services offered by us and have substantially greater financial, management and marketing resources than we do. Large competitors include Clean Harbors Environmental Services Inc., Duratek, Inc. and Perma-Fix Environmental Services, Inc.  There are also a large number of smaller competing companies that provide services similar to ours.  In the Tulsa area some of these firms are Envirosolve, Inc,. Controlled Waste, Inc., American Waste Control, Inc. and Freeman Waste Management, Inc. In the Kansas City area some of our local competitors are Baker Environmental Consulting, Inc., A T Abatement Services, Mac Bestos, Inc., and Cornerstone Services Group.

Competitive factors include quality and diversity of services, technical qualifications, reputation, geographic presence, price and the availability of key professional personnel.

Under applicable environmental laws and regulations (see “Business -- Environmental Regulation”), generators of hazardous wastes retain potential legal liability for the proper treatment of such wastes through and including their ultimate disposal. In response to these potential liability concerns, many large generators of industrial wastes and other purchasers of waste management services (such as general contractors on major remediation projects) have increasingly sought to decrease the number of providers of such services that they utilize. Waste management companies which are selected as “approved vendors” by such large generators and other purchasers are firms, such as us, that possess sound collection, recycling, treatment, transportation, disposal and waste tracking capabilities and have the expertise and financial ability necessary to comply with applicable environmental laws and regulations. By becoming an “approved vendor” of a large waste generator or other purchaser, we are eligible to provide waste management services to the various plants and projects of such generator or purchaser which are located in our service areas. However, in order to obtain such “approved vendor” status, it may be necessary for us to bid against other qualified competitors in terms of the services and pricing to be provided. Furthermore, large generators or other purchasers of waste management services often periodically audit a bidder’s facilities and operations to insure that its waste management services are performed in compliance with applicable laws and regulations and with other criteria established by the bidder and by such customers.

Our competitive advantage is our ability to offer a more comprehensive range of industrial waste management services than any of our competitors in our service territory, enhanced by the proximity of our facilities to hazardous waste generators, and the barriers to enter this industry from significant capital and licensing requirements.

There are numerous methods of handling and disposing of hazardous and non-hazardous waste, of which our facilities and technology are one of the available systems.  Different or new technology may supplant us in the market. Further, predominant companies in the field, which have substantially greater resources and market visibility than us, may try to develop systems similar to ours.

Intellectual Property

We have no patents, trademarks, copyrights, franchises, concessions, licenses or royalty agreements.

Employees

As of June 30, 2006, we employed approximately 19 full-time and 4 part-time employees.  Of our 23 employees, two are executive officers. None of our employees is covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Properties

Our principal executive offices and production facility are located on approximately 10 acres of leased space in Tulsa, Oklahoma, including six office, storage and special purpose buildings.  We also lease approximately 7,000 square feet of office space in Portland, Oregon and office space in New York City.  We own approximately 25.5 acres of property in Leigh, Texas, approximately 2.5 acres of property in Kansas City, Missouri, and approximately 168 acres of property in Pryor, Oklahoma.  We believe that these properties and facilities are adequate for our current operations.  All of our properties and facilities are insured.

Legal Proceedings

We are not currently a party to any legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this report. Actual results may differ materially from those contained in any forward-looking statements. The following discussion should be read in conjunction with "Selected Financial Data" and our financial statements and notes thereto included elsewhere in this report.

OVERVIEW

Prior to our acquisition of Amerex Companies, Inc. we had no operating business.  Amerex Companies, Inc. and its subsidiaries are in the business of providing services to customers who wish to efficiently manage their industrial and household hazardous waste. These services consist primarily of collecting, treating, storing and ultimately disposing of their hazardous and industrial waste. Amerex Companies, Inc. also provides services to municipalities in managing collection days on which residents of the sponsoring municipality may bring their household hazardous waste such as paint, insect control chemicals, batteries, and light bulbs to staging areas which Amerex establishes. Amerex would then collect and sort the collected material and dispose of them properly.  Amerex also provides emergency response services to industrial and municipal clients to mitigate or remove hazardous materials following motor vehicle accidents, industrial mishaps, chemical spills and similar emergencies. These services are performed from the Company’s Tulsa, Oklahoma location. Waste Express, Inc. an operating subsidiary of Amerex Companies, Inc. has been issued a Part B license under the Resource Conservation and Recovery Act and operates a treatment storage and disposal facility for Amerex Companies, Inc. The majority of Amerex Companies, Inc. revenues are currently derived from disposal and treatment of hazardous waste.  The company is currently a party to a contract with the United States Department of Justice, Drug Enforcement Administration. In this project, we remove potentially hazardous chemicals and other materials from methamphetamine production laboratories subsequent to their being shut down by law enforcement agents of the Drug Enforcement Administration. After the potentially hazardous materials are removed from the premises, Amerex personnel transport them to our licensed facility in Kansas City, Missouri where they are sampled, tested, and their components are characterized. Based upon these characterizations, Amerex then treats and disposes of the components in accordance with prevailing laws and regulations.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. On an on-going basis, management evaluates our estimates and assumptions, including but not limited to those related to revenue recognition and the impairment of long-lived assets, goodwill and other intangible assets. Management bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

1.  Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred and services have been provided, the price is fixed and determinable, and collection is reasonably assured. The Company’s primary source of revenue is through the treatment and disposal of hazardous waste. Revenue for this service is recognized when the service has been provided.

2. Other intangibles

Other Intangibles consist primarily of permits acquired through acquisitions which are initially recorded based upon their estimated fair value, and permits obtained through operations which are stated at cost. Permit fair values are determined through the use of external independent appraisals. Permits are amortized on a straight like basis over 10 years. The company tests the valuation for impairment annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company’s valuation for all other intangibles is not material.

BASIS OF PRESENTATION

           Our results of operations for the periods prior to our acquisition of Amerex Companies, Inc. are not material to the results of operations of AirGuide as we had been inactive for the 5 years prior to this acquisition. In addition, the acquisition of Amerex Companies, Inc. will be treated as a reverse acquisition for accounting purposes, and future filings with the SEC will reflect the historical financial statements of Amerex Companies, Inc. for periods prior to the acquisition.   Therefore, unless otherwise noted, consolidated financial information presented in this document are of Amerex Companies, Inc. for the pre-acquisition period.

The following is an overview of the Company's financial operations. Additional information regarding the matters presented is provided in the more detailed discussions that follow. We have also included information with respect to the four-month period ending April 30, 2006, as reflected in the unaudited financial statements for the four-month period ending April 30, 2006 presented in an exhibit to this document.  We have prepared these statements ourselves and they have not been audited by our independent auditors. We refer to the four-months ended April 30, 2006 as the “Stub Period”.

RESULTS OF OPERATIONS

Revenues

For the period of inception (May 2, 2005) through December 31, 2005, we had total revenues of $230,503, as compared to revenue for the four month stub period of $1,535,791. This increase was primarily a result of the commencement of the Drug Enforcement Administration contract which accounted for approximately $1,120,000 or 72% of our revenue for the stub period. This project began on January 9, 2006 and did not affect the revenue for the period ending December 31, 2005. The Company has one other major customer that accounted for 20% of our revenues during the period ending December 31, 2005 on approximately $47,000 of revenue and during the stub period this customer contribution to total revenue dropped to 8%, although sales to this customer for the stub period increased to $123,118.

Cost of Services Provided

During the period ending December 31, 2005 our total cost of services provided was $142,150 or 62% of total revenues for a gross profit of $88,353 or 38%. During the Stub Period our total cost of services rose to $942,013 or 61% of total revenue as a result of increased revenue for a gross profit of $593,778 or 39%. Therefore, the Company’s gross profit margin percentage for the period ended December 31, 2005 is relatively consistent with that as of the four month Stub Period ended April 30, 2006. The Company does not anticipate any major changes to it gross margin percentage in the foreseeable future at this time.

SG&A Expenses

During the period ending December 31, 2005 our other operating expenses (which includes general and administrative, professional fees, amortization and depreciation expenses) were $483,865 resulting in an operating loss of $395,512. For the Stub Period our other operating expenses rose to $758,261 on increased revenues and our operating loss declined to $164,483. SG&A expenses for the four month Stub Period ended April 30, 2006 represents 49% of revenue. The decrease in our operating losses occurred mainly as a result of spreading our indirect costs over a larger revenue base, as well as, the addition of sales personnel, who typically require a two to three month period of time to establish new contracts for the Company.  Also, when new contracts have been established, there is usually a lead time of several weeks before billable work begins. In addition, as a government agency, the DEA work requires us to incur additional costs related to record keeping and administration which typically exceeds the level of effort related to record keeping and administration typically required for private clients or as subcontractors on projects performed for government agencies.

Non-Operating Expenses

During the period ending December 31, 2005 our net non-operating expenses were $259,967 resulting in a net loss of $655,479. During the Stub Period our net non-operating expenses rose to $1,325,447 due to increased amortization of the debt discount and deferred financing fees over the four month stub period in 2006 compared to approximately only a five-week period in 2005, as well as increased interest paid and accrued as a result of increased debt during the latter period, and our accrual of $400,000 in estimated penalties to CAMOFI Master LDC. for failure to timely file a registration statement as provided in the note agreement.  On June 23, 2006, we executed an agreement with CAMOFI Master LDC pursuant to which we issued 984,000 shares of our common stock to settle all such penalties. The Company has recorded a net loss of $1,489,930 for the four months ended April 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2005 our cash and cash equivalents amounted to $729,871, which did not include restricted cash of $3,500,000 and our accounts receivable was $140,678.  Our total current assets as of December 31, 2005 were $4,386,704.  As of April 30, 2006 our cash and cash equivalents were $25,870 and restricted cash was $2,250,000.  Our account receivable rose to $1,105,589 as of April 30, 2006, which included unbilled receivables of $466,993. Our total current assets as of April 30, 2006 were $3,439,799.  The reduction in the total current assets occurred as a result of asset acquisitions and greater debt related expenses, partially offset by increased accounts receivable resulting from increasing revenue.

At December 31, 2005 the Company had current liabilities of $773,963 comprised of the current portion of long term debt, accounts and notes payable and accrued expenses. Current liabilities increased to $3,454,352 as of April 30, 2006 due to acquisition activities, increased operations, and costs associated with the CAMOFI financing.  As such, the Company maintained positive working capital of $3,612,741 as of December 31, 2005 and negative working capital of $14,553 as of April 30, 2006.

             For the period of inception through December 31, 2005 and for the four months ended April 30, 2006 the Company used cash in operations of $460,030 and $114,343, respectively.

For the period of inception through December 31, 2005 the Company realized an overall increase in cash and cash equivalents primary due to cash provided by financing activities of $5,500,632 partially offset by net cash used in investing activities of $4,310,731 and the aforementioned use of cash in operating activities of $460,030.  For the four months ended April 30, 2006 the Company realized a decrease in cash and cash equivalents of $704,001 primarily due to cash used in investing activities of $856,593 and the aforementioned use of cash in operating activities of $114,343, partially offset by cash provided by financing activities of $266,935.

               The Company's management has previously attracted additional funding in the form of subordinated debt. However, there is no guarantee that the capital raised is sufficient to execute its business plan. To the extent that the capital raised is not sufficient, the Company's business plan and its plans for operations will be required to be substantially modified. The Company is currently addressing its liquidity and negative working capital issues as of April 30, 2006 by the following actions:

o The Company continues to implement plans to increase revenues.
o The Company continues to implement plans to further reduce operating costs as a percentage of revenue by improved process control and greater productivity.
o The Company will seek alternatives measures of financing should that be required

However, there is no guarantee that any of these strategies will enable the Company to meet its financial obligations for the foreseeable future which could have a material adverse effect on our business, results of operations and financial condition.

DEBT AND CREDIT FACILITIES

On August 12, 2005, we entered into a loan agreement with DCI USA Inc., which we refer to herein as DCI, pursuant to which DCI agreed to loan us $400,000 in consideration for two one-year promissory notes, one in the amount of $300,000 and the other in the amount of $100,000, each note bearing interest at fifteen percent (15%) per annum, and a warrant to purchase 800,000 shares of our common stock at $.50 per share.  Prior to September 12, 2005, DCI informed us that they were unable to provide any funding and that Hypothecators Mortgage Company, herein referred to as Hypothecators, agreed to fund the $300,000 note on the same terms as the note we were to issue DCI, without any warrants.   On September 12, 2005 we issued Hypothecators the $300,000 note in consideration for $300,000, which we repaid in full on November 27, 2005 with the proceeds of the CAMOFI Master LDC financing.

On September 2, 2005, we issued Professional Traders Fund LLC, which we refer to herein as PTF, a one-year promissory note in the amount of $450,000, in consideration for $450,000.  Under terms of the note, interest at the rate of eight percent (8%) would accrue for the term of the note and the entire facility would be payable along with accrued interest on September 1, 2006. $230,840 of the note was repaid on November 29, 2005 with proceeds from the CAMOFI Master LDC financing, and $233,778 was repaid on March 2, 2006, representing principal and accrued interest.

On September 12, 2005, we issued a promissory note in the amount of $100,000 to NY2K International Corp. in consideration for $100,000.  This note is due on September 12, 2006, bears interest at the rate of fifteen percent (15%) per annum, and is secured by our property located in Harrison County, Texas.

On September 12, 2005, we acquired all of the stock of Waste Express, Inc., a Missouri corporation. Waste Express is in the business of transporting, storing and disposing of hazardous and non-hazardous industrial and household waste. Waste Express operates from a single facility in Kansas City, Missouri and is licensed to perform its services under Part B of the RCRA and the MHWML. Waste Express is a wholly owned subsidiary of AMEREX Companies, Inc.

We used the proceeds from the Hypothecators Note and the PTF Note to purchase certain assets of NES, IWS of Tulsa, Oklahoma and Enhanced Operating Company of Lehigh, Texas. Assets and real property of these were used to establish our business operations in Tulsa, Oklahoma and to begin construction of a facility to store and treat oily water from producing oil wells in Leigh, TX. The Tulsa operation began in November 2005 and the facility in Texas is anticipated to begin operations in the first quarter of 2007.

On November 21, 2005, we executed an agreement with CAMOFI Master LDC, an affiliate of Centrecourt Asset Management LLC, for a 10% Senior Convertible Note due on November 21, 2007. Under the terms of this agreement we will pay interest only for the first 9 months of the agreement and then will pay interest and principal through the remaining term of the loan. The principal amortizes over 5 years and since the term of the loan is 2 years there is a terminal balloon payment.  We can draw down the total amount of the note in three tranches (intervals). The first tranche of 2.5 million was drawn down at the closing of the transaction and the proceeds were used to pay off the Hypothecators note and partially paid off the PTF note and for working capital.

We will continue to evaluate additional funding options including equipment financing, banking facilities, loans, government-funded grants and private and public equity offerings. We may also require funds for future acquisitions that would complement our existing business. Some of these financings may result in substantial dilution to current equity holders.

CONTRACTUAL OBLIGATIONS

The following table sets forth contractual obligations as of December 31, 2005:

	Total	Less than 1 year	1-3 years	More than 5-years
Long Term Debt Obligations	$6,225,000	$625,000	$5,600,000	0

The following table sets forth our contractual obligations as of April 30, 2006

	Total	Less than 1 year	1-3 years	3-5 years
Long Term Debt Obligations	$6,800,000	$1,020,000	$5,780,000	0
Operating Lease Obligations	$384,750	$81,000	$162,000	$141,750

RISK FACTORS

The following risks and uncertainties may have a material and adverse effect on our business, financial condition and results of operations. Carefully consider these risks and uncertainties together with all of the other information included or incorporated by reference in this Current Report on Form 8-K. If any of the material risks or uncertainties we face were to occur, the value of our Common Stock may decline.

RISKS RELATING TO OUR BUSINESS

Our limited operating history makes evaluation of our business difficult.

Our business is at an early stage of operation and there is no meaningful historical financial or other information available upon which you can base your evaluation of our business and its prospects. We have generated $230,503 in revenue for the period ending December 31, 2005; we acquired all the capital stock of Waste Express on September 12, 2005.

We have a history of losses and could incur losses in the future.

To date, we have been unable to generate revenue sufficient to be profitable. We had a net loss of $655,479, or $655.79 per share, for the fiscal year ended December 31, 2005. We expect to incur losses for the immediate foreseeable future. There can be no assurance that we will achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained. Due to these losses, we have a continuing need for additional capital.

We may require additional funding for our future growth.

Our future growth will depend, to a large extent, on our ability to secure and invest in projects which require a high amount of capital investment. In order to obtain additional capital to develop these growth opportunities, we may be required to issue additional shares of our equity securities. If new shares offered to new and/or existing stockholders are issued, they may be priced at a discount to the then prevailing market price of our shares, in which case, existing stockholders’ equity interests may be diluted. If we fail to utilize the new equity to generate a commensurate increase in earnings, our earnings per share will be diluted, and this could lead to a decline in our share price. Any additional debt financing may, apart from increasing interest expense, contain restrictive covenants with respect to dividends, future fund-raising exercises and other financial and operational matters.

The significant leverage of our debt could have material adverse consequences upon us.

Our substantial level of leverage could have important consequences to the stockholders, including the following: (i) a substantial portion of the net cash provided by our operations will be committed to the payment of our interest expense and principal repayment obligations and will not be available to us for its operations, capital expenditures, acquisitions or other purposes; (ii) our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited; (iii) we will be more highly leveraged than certain of our competitors which may place us at a competitive disadvantage and limit our flexibility in reacting to changes in our business. See “Recent Financings” describing the CAMOFI Master LDC Note and the PTF note. Our ability to make scheduled payments or to refinance our indebtedness obligations depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions, financial, business and other factors beyond our control.

Limitations imposed by CAMOFI Master LDC indebtedness.

The documents governing our indebtedness to CAMOFI Master LDC contain significant covenants that limit our ability to engage in various transactions and, in certain cases, require satisfaction of specified financial performance criteria. The restrictions and limitations imposed by these documents are substantial, and failure to comply with them could have a material adverse effect on our operations and financial condition.

If an event of default occurs under the convertible note we issued to CAMOFI Master LDC, it could result in a material adverse effect on our business, operating results, or financial condition as CAMOFI Master LDC maintains a first priority security interest in all of our assets and in the assets of our subsidiaries.

If an event of default in respect of the CAMOFI Master LDC note would occur, CAMOFI Master LDC may elect that the CAMOFI Master LDC note be immediately due and payable in an amount equal to 125% of the principal amount of the CAMOFI Master LDC note, plus accrued interest thereon at the rate of 20% per annum. If we default on the CAMOFI Master LDC note and CAMOFI Master LDC demands all payments due and payable, the cash required to pay such amounts would likely come out of working capital, which may not be sufficient to pay the amounts due. In addition, since we rely on our working capital for our day to day operations, such a default would have a material adverse effect on our business, operating results or financial condition.  In such event, we may be forced to restructure, file for bankruptcy, sell assets or cease operations, any of which would put your investment dollars, and the value of our common stock, at significant risk. Further, our obligation under the CAMOFI Master LDC note is secured by substantially all of our and our subsidiaries assets. Failure to fulfill our obligations under the CAMOFI Master LDC note and related agreements could lead to a loss of these assets, which would be detrimental to our operations.  The following events constitute events of default under the note:

•

failure to pay interest and principal payments when due;

•

a breach of any material covenant or term or condition of the note, in any agreement made in connection therewith or in any other material agreement, lease, document or instrument to which the we or our subsidiaries are bound;

•

a breach of any material representation or warranty made in the note or in any agreement made in connection therewith;

•

an assignment for the benefit of creditors is made by us or any of our subsidiaries;

•

a custodian or the like is appointed for us or any of our subsidiaries for any substantial part of our or our subsidiaries’ property which shall remain undischarged or unstayed for a period of 60 days;

•

we are unable to pay any of our debts as they become due;

•

any form of bankruptcy or insolvency proceeding instituted by or against us or any of our subsidiaries;

•

our failure to timely deliver registered shares of our common stock when due upon conversions of the note;

•

our common stock is not eligible for quotation or trading is suspended for 5 consecutive trading days; or

•

a change in control.

Loss of certain key personnel could have a material adverse effect on us.

We depend upon key personnel who may terminate their employment with us at any time, and we will need to hire additional qualified personnel. Our success depends, to a significant degree, upon the continued services of key management and technical personnel, including Nicholas Malino, our chief executive officer and a member of our board of directors, Richard Coody, our president and a member of our board of directors, Ron Brewer, our chief operating officer and a member of our board of directors, and Craig McMahon, our vice president of operations. Our key personnel may terminate their employment with us at any time. The loss of any of these individuals or other key personnel could have a material adverse effect on our operations, revenues, prospects, and our ability to raise additional funds. Our future success depends on our ability to retain and expand our staff of qualified personnel, including environmental specialists and technicians, sales personnel, and engineers. Without qualified personnel, we may incur delays in rendering our services or be unable to render certain services. We cannot be certain that we will be successful in our efforts to attract and retain qualified personnel as their availability is limited due to the demand for hazardous waste management services and the highly competitive nature of the hazardous waste management industry. We do not maintain key person insurance on any of our employees, officers, or directors.

We face intense competition and our failure to meet this competition could adversely affect our business.

The market for industrial waste management services is highly competitive. We compete with many other firms, including large multinational firms having substantially greater financial, management and marketing resources than we have. Competitive factors include quality and diversity of services, technical qualifications, reputation, geographic presence, price and the availability of key professional personnel. There are numerous methods of handling and disposing of hazardous and non-hazardous waste, of which our facilities and technology are one of the available systems. There can be no assurance that a different or new technology may not supplant us in the market. Further, we cannot guarantee that in the event that we are successful in the deployment of our systems in the marketplace, the predominant companies in the field, which have substantially greater resources and market visibility than us, will not try to develop similar systems. See “Business--Competition.”

We may not be able to secure new customers.

Our business is project-based, though certain projects customers are bound to us for the contractual periods other customers are non-recurring customers and we do not expect them to continue to be our customers because of the nature of the industry. If we fail to secure projects from new customers, our revenues and profitability may decline and the return on your investment may be reduced. There can be no assurance that we will:

•

   obtain  additional  contracts for projects similar in scope to those previously obtained from our clients;

•

   be able to retain existing clients or attract new clients;

•

   provide services in a manner acceptable to clients;

•

   offer pricing for services which is acceptable to clients; or

•

   broaden our client base so that we will not remain largely dependent upon a limited number of clients that will continue to account for a substantial portion of our revenues.

We are dependent upon two key customers.

In 2005, 20% of our total revenues were derived from our contract with Safety-Kleen Systems Inc. for waste treatment projects.  For the first 4 months of 2006, 73.6% of our revenues were derived from a contract we were awarded by the United States Department of Justice, Drug Enforcement Administration for clandestine drug lab clean ups in ten contract regions covering eleven states (North Texas, Oklahoma, Kansas, Iowa, Missouri, Arkansas, Illinois, Indiana, Ohio, Tennessee and Alabama), and 8% of our revenues were from our contract with Safety-Kleen.  Together, these two clients contributed 81.6% of our revenues during that period.  Our contract with the DEA was issued for up to 24 months starting January 9, 2006 and may be cancelled by either the DEA or us at any time.  Although our contract with Safety-Kleen, entered into on October 10, 2005 for one year, is automatically renewed for additional one-year terms, Safety-Kleen may terminate the contract at anytime, with or without cause, upon thirty days’ prior written notice.  Both of these contracts are requirements contracts, meaning that the customers place orders for our services and supplies as they require them.  There are no minimum services they are required to place and the DEA’s contract may not exceed approximately $7,250,000 for all regions.

If we fail to maintain, renew, or replace these contracts, our revenues could be materially reduced, and your investment could be materially and adversely affected.

Our customers may make claims against us and/or terminate our services, in whole or in part, prematurely should we fail to implement projects that fully satisfy their requirements and expectations.

 Failure to implement projects that fully satisfy the requirements and expectations of our customers or defective system structures or services as a result of design or workmanship or due to acts of nature may lead to claims against us and/or termination of our services, in whole or in part, prematurely. This may arise from a variety of factors including unsatisfactory design or implementation, staff turnover, human errors or misinterpretation of and failure to adhere to regulations and procedures. This may adversely affect our reputation and may reduce our profitability.

We are exposed to credit risks of our customers.

 Defaults in payment by our customers will affect our financial position and our profitability. As of December 31, 2005 our accounts receivables of $140,678 accounted for approximately 3% of our current assets. Our financial position and profitability are dependent on the credit worthiness of our customers. We are unable to provide assurance that risks of default by our customers would not increase in the future, or that we will not experience cash flow problems as a result of such defaults. Should these develop into actual events, our operations will be adversely affected and our profitability may be reduced.

We may not be able to protect our processes, technologies and systems against claims by other parties.

We have not purchased or applied for or obtained licenses to use any patents as we are of the view that it may not be cost-effective to do so. For processes, technologies and systems for which we have not applied for or purchased or been licensed patents, we may have no legal recourse to protect our rights in the event that they are replicated by other parties. If our competitors are able to replicate our processes, technologies and systems at lower costs, we may lose our competitive edge and our profitability may be reduced.

We may face claims for infringement of third-party intellectual property rights.

Although management is not aware of any issues of infringement, there is no assurance that third parties will not assert claims to our processes, technologies and systems. In such an event, we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. There can be no assurance that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we would incur substantial costs and spend substantial amounts of time in defending ourselves in or contesting suits brought against us for alleged infringement of another party’s patent rights. As such, our operations and business may be adversely affected by such civil actions.

No assurance of successful development or acceptance of technologies for water treatment services.

We are in the early stage of developing and/or licensing technologies for water treatment services involving the separation of salt and oil from production water, which is water produced during the process of extracting crude oil from wells.  We believe that we have identified a technology for this purpose and are in the process of performing due diligence and negotiating a licensing agreement with the holder of the rights to the technology, although there is no assurance that we will be able to obtain this license or any other license or on commercially acceptable terms. If we are unable to obtain a license for the technology for this separation process, we may be unable to successfully develop the necessary technology, and even if successfully developed, we may not be able to practically implement the process.  The unavailability of key components for this process may delay its construction and implementation. Costs of the components of the process may be higher than we anticipate and therefore not cost effective to implement.  Further, if the process is successfully developed and implemented, it is possible that the technology will not be accepted by our prospective customers and/or newer technologies may become available by others rendering our process obsolete.

We may rely on subcontractors for our projects.

As we may, from time to time, subcontract some parts of our services to subcontractors, we face the risk of unreliability of work performed by them. Should any of our subcontractors default on their contractual obligations and work specifications, our ability to deliver service to our customers in accordance with quality and/or timing specifications may, in turn, be compromised. Furthermore, if we are unable to secure competitive rates from our subcontractors, our profitability may be reduced.

If we cannot maintain adequate insurance coverage, we will be unable to continue certain operations.

Our business exposes us to various risks, including claims for causing damage to property and injuries to persons that may involve allegations of negligence or professional errors or omissions in the performance of our services. Such claims could be substantial. We believe that our insurance coverage is presently adequate and similar to, or greater than, the coverage maintained by other companies in the industry of our size. If we are unable to obtain adequate or required insurance coverage in the future or, if our insurance is not available at affordable rates, we would violate our permit conditions and other requirements of the environmental laws, rules, and regulations under which we operate. Such violations would render us unable to continue certain of our operations. These events would have a material adverse effect on our financial condition.

We are subject to extensive governmental regulation with which it is frequently difficult, expensive and time-consuming to comply.

The waste management industry is subject to extensive EPA, state and local laws and regulations relating to the collection, packaging, labeling, handling, documentation, reporting, treatment and disposal of regulated waste. Our business requires us to comply with these extensive laws and regulations and also to obtain and maintain permits, authorizations, approvals, certificates or other types of governmental permission from all states and some local jurisdictions where we operate or conduct operations.

We believe that we currently comply in all material respects with all applicable laws, regulations and permitting requirements. State and local regulations change often, however, and new regulations are frequently adopted. Changes in the applicable regulations could require us to obtain new approvals or permits, to change the way in which we operate. We might be unable to obtain the new approvals or permits that we require, and the cost of compliance with new or changed regulations could be significant. In the event we are not in compliance, we can be subject to fines and administrative, civil or criminal sanctions or suspension of our business.

Potential liabilities arising out of environmental laws and regulations may adversely affect our business.

All facets of our business are conducted in the context of a rapidly developing and changing statutory and regulatory framework. Our operations and services are affected by and subject to regulation by a number of federal agencies including the EPA and the Occupational Safety and Health Administration, which we refer to herein as OSHA, as well as applicable state and local regulatory agencies.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which we refer to herein as the Superfund Act, addresses the cleanup of sites at which there has been a release or threatened release of hazardous substances into the environment. Increasingly, there are efforts to expand the reach of the Superfund Act to make hazardous waste management companies responsible for cleanup costs of Superfund sites not owned or operated by such management companies by claiming that such management companies are “owners” or “operators” (as those terms are defined in the Superfund Act) of such sites or that such management companies arranged for “treatment, transportation or disposal” (as those terms are defined in the Superfund Act) of hazardous substances to or in such sites. Several recent court decisions have accepted such claims. Should we be held responsible under the Superfund Act for cleanup costs as a result of performing services or otherwise, we might be forced to bear significantly more than our proportional share of such cleanup costs if other responsible parties do not pay their share.

The Resource Conservation and Recovery Act of 1976, as amended, which we refer to herein as RCRA, is the principal federal statute governing hazardous waste generation, treatment, transportation, storage and disposal. RCRA or EPA approved state programs are at least as stringent, govern waste handling activities involving wastes classified as “hazardous.” See “Environmental Regulation -- Federal Regulation of Hazardous Waste.” Substantial fees and penalties may be imposed under RCRA and similar state statutes for any violation of such statutes and regulations.

Although we believe that we generally benefit from increased environmental regulations and from enforcement of those regulations, increased regulation and enforcement also create significant risks for us. The assessment, analysis, remediation, transportation, handling and management of hazardous substances necessarily involve significant risks, including the possibility of damages or personal injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action. These risks include potentially large civil and criminal liabilities to customers and to third parties for damages arising from performing services for customers. See “Environmental Regulation.”

Potential liabilities involving customers and third parties.

In performing services for our customers, we potentially could be liable for breach of contract, personal injury, property damage (including environmental impairment), and negligence, including claims for lack of timely performance or for failure to deliver the service promised (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). The damages available to a customer, should it prevail in its claims, are potentially large and could include consequential damages.

Industrial waste management companies, in connection with work performed for customers, also potentially face liabilities to third parties from various claims including claims for property damage or personal injury stemming from a release of hazardous substances or otherwise. Claims for damage to third parties could arise in a number of ways, including: through a sudden and accidental release or discharge of contaminants or pollutants during transportation of wastes or the performance of services; through the inability, despite reasonable care, of a remedial plan to contain or correct an ongoing seepage or release of pollutants; through the inadvertent exacerbation of an existing contamination problem; or through reliance on reports prepared by such waste management companies. Personal injury claims could arise contemporaneously with performance of the work or long after completion of projects as a result of alleged exposure to toxic or hazardous substances. In addition, increasing numbers of claimants assert that companies performing environmental remediation should be adjudged strictly liable for damages even though their services were performed using reasonable care, on the grounds that such services involved “abnormally dangerous activities.”

Customers of industrial waste management companies frequently attempt to shift various liabilities arising out of disposal of their wastes or remediation of their environmental problems to contractors through contractual indemnities. Such provisions seek to require the contractors to assume liabilities for damage or personal injury to third parties and property and for environmental fines and penalties (including potential liabilities for cleanup costs arising under the Superfund Act). Moreover, the EPA has increasingly constricted the circumstances under which it will indemnify its contractors against liabilities incurred in connection with cleanup of Superfund sites. While such restrictions might have some adverse impact upon us, such impact should be immaterial because projects relating to the cleanup of Superfund sites have historically represented less than 2% of our business. See “Business--Services.”

Although we attempt to investigate thoroughly each company that we acquire, there may be liabilities that we fail or are unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which we, as a successor owner, might be responsible. We seek to minimize the impact of these liabilities by obtaining indemnities and warranties from sellers of companies which may be supported by deferring payment of or by escrowing a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amounts, or duration, the financial limitations of the indemnitors or warrantors or other reasons.

Changes in environmental regulations and enforcement policies could subject us to additional liability and adversely affect our ability to continue certain operations.

Because the environmental industry continues to develop rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations. Any predictions regarding possible liability under such laws are complicated further by current environmental laws which provide that we could be liable, jointly and severally, for certain activities of third parties over whom we have limited or no control.

If environmental regulation or enforcement is relaxed, the demand for our services may decrease

The demand for our services is substantially dependent upon the public's concern with, and the continuation and proliferation of, the laws and regulations governing the treatment, storage, recycling, and disposal of hazardous, non-hazardous, and industrial waste. A decrease in the level of public concern, the repeal or modification of these laws, or any significant relaxation of regulations relating to the treatment, storage, recycling, and disposal of hazardous waste and industrial waste would significantly reduce the demand for our services and could have a material adverse effect on our operations and financial condition. We are not aware of any current federal or state government or agency efforts in which a moratorium or limitation has been, or will be, placed upon the creation of new hazardous waste regulations that would have a material adverse effect on us; however, no assurance can be made that such a moratorium or limitation will not be implemented in the future.

Risks Relating To Our Common Stock

Our executive officers, directors and principal stockholders have substantial control over our business, and their interests may not be aligned with the interests of our other stockholders.

As of the date of this report, our officers and directors, together with their affiliates, will beneficially own approximately 84.7% of our outstanding common stock. Accordingly, these stockholders, acting together, will be able to exert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.  In addition, these stockholders may dictate the day-to-day management of our business.  This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination or a sale of all or substantially all of our assets.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (SOX 404), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended June 30, 2006. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ended December 31, 2007.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy.  Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

If we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, we may face regulatory action and investors and others may lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, which as a smaller public company may be disproportionately high.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new SEC regulations and stock market rules, are creating uncertainty for development companies such as us.  These new and changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards will likely result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment will require the commitment of significant financial and managerial resources.  We expect these efforts to require the continued commitment of significant resources.  Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties.  As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could slow down our business.  If we are unable to fully comply with new or changed laws, regulations and standards, or if our efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed and our stock price may suffer.

There is only a limited and volatile market for our common stock, which could cause our investors to incur trading losses and fail to resell their shares at or above the price they paid for them.

Recent history relating to the market prices of public companies indicates that, from time to time, there may be periods of extreme volatility in the market price of our securities because of factors unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock, and especially for stock traded on the over-the-counter market referred to as the “Pink Sheets.”  Our common stock is not actively traded and there can be no assurance that an active trading market will be developed or maintained. The high and low closing bid prices for our common stock have. The last trade price of our common stock on June 21, 2006 was $0.15. See “Market for Our Common Stock.” General market price declines, market volatility, especially for low priced securities, or factors related to the general economy or to us in the future could adversely affect the price of our common stock. With the low price of our common stock, any securities placement by us would be very dilutive to existing stockholders, thereby limiting the nature of future equity placements.

We may not qualify for Over-The-Counter Bulletin Board inclusion; any market for the shares of our common stock that does develop may become illiquid.

We intend to apply for quotation of our common stock on the Over-the-Counter Bulletin Board (OTCBB). If, for any reason, however, our common stock is not eligible for quotation on the OTCBB or an active public trading market does not develop, you may have difficulty selling your shares. If we are unable to satisfy the requirements for quotation on the OTCBB, any trading in our common stock would be conducted on the Pink Sheets.  As a result, it may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. In addition, the price of our common stock can vary due to general economic conditions and forecasts, our general business condition, the release of our financial reports, and because our principals may sell shares they own into any market that develops.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of  their  shares of  common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations.  In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two-year holding period.  Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

The limited prior public market and trading market may cause possible volatility in our stock price.

There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained. The OTCBB is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than NASDAQ and the national securities exchange, and quotes for securities quoted on the OTCBB are not listed in the financial sections of newspapers as are those for NASDAQ and the national securities exchange. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies.  The trading price of our common stock is expected to be subject to significant fluctuations including, but not limited to, the following:

•

quarterly variations in operating results and achievement of key business metrics;

•

changes in earnings estimates by securities analysts, if any;

•

any differences between reported results and securities analysts' published or unpublished expectations;

•

announcements of new contracts or service offerings by us or our competitors;

•

market reaction to any acquisitions, divestitures, joint ventures or strategic investments announced by us or our competitors;

•

demand for our services and products;

•

shares being sold pursuant to Rule 144 or upon exercise of warrants; and

•

general economic or stock market conditions unrelated  to  our operating performance.

These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

There are limitations in connection with the availability of quotes and order information on the OTCBB.

Trades and quotations on the OTCBB involve a manual process and the market information for such securities cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

There are delays in order communication on the OTCBB.

Electronic processing of orders is not available for securities traded on the OTCBB and high order volume and communication risks may prevent or delay the execution of one's OTCBB trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our common stock.  Heavy market volume may lead to a delay in the processing of OTCBB security orders for shares of our common stock, due to the manual nature of the market.  Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

There is a risk of market fraud.

OTCBB securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the OTCBB reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed.  Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.

There is limited liquidity on the OTCBB.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one's orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of one's order entry.

There is a limitation in connection with the editing and canceling of orders on the OTCBB.

Orders for OTCBB securities may be canceled or edited like orders for other securities.  All requests to change or cancel an order must be submitted to, received and processed by the OTCBB.  Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one's order.  Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

Increased dealer compensation could adversely affect the stock price.

The dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTCBB if the stock must be sold immediately. Further, purchasers of shares of our common stock may incur an immediate “paper” loss due to the price spread.  Moreover, dealers trading on the OTCBB may not have a bid price for shares of our common stock on the OTCBB. Due to the foregoing, demand for shares of our common stock on the OTCBB may be decreased or eliminated.

Authorized additional shares of our common stock available for issuance may adversely affect the market for our common stock.

We are authorized to issue 100,000,000 shares of our common stock. As of the date of this report, there are 20,303,668 shares of common stock issued and outstanding and no shares of preferred stock authorized, issued or outstanding. However, the total number of shares of our common stock outstanding does not include shares of our common stock reserved in anticipation of the exercise of warrants described herein or conversion of the CAMOFI Master LDC note. Further, in the event that any additional financing should be in the form of, be convertible into or exchanged for equity securities, investors may experience additional dilution.

Penny stock regulations may impose certain restrictions on the marketability of our securities.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market.  The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

Investors should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses

We have never paid dividends and we do not anticipate paying dividends in the future

We do not believe that we will pay any cash dividends on our common stock in the future. We have never declared any cash dividends on our common stock, and if we were to become profitable, it would be expected that all of such earnings would be retained to support our business. Since we have no plan to pay cash dividends, an investor would only realize income from his investment in our shares if there is a rise in the market price of our common stock, which is uncertain and unpredictable.  In addition, our agreement with CAMOFI Master LDC requires that we obtain their consent prior to paying any dividends.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL PERSONS

The following table sets forth certain information regarding the beneficial ownership of our common stock, our only class of outstanding voting securities as of July 5, 2006, based on 18,521,594 aggregate shares of common stock outstanding as of such date, by: (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock with the address of each such person, (ii) each of our present directors and executive officers, and (iii) all executive officers and directors as a group:

Name and Address of Beneficial Owner(1)(2)(3)	Amount of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned(1)
CAMOFI Master LDC 350 Madison Avenue New York, NY 10017	16,850,667(4)	45.35%
Richard Coody(5)	6,505,000	35.10%
Ron Brewer(6)	4,450,000	24.00%
Nicholas J. Malino(7)	3,829,700 (8)	15.60%
Robert Roever(5)	4,429,700 (9)	18.80%
John Smith(5)	-0-	0%
IDG Capital Group, Inc. (5)	400,000	2.20%
All officers and directors as a group (6) persons)	19,614,400	71.90%

(1)

Beneficial ownership as reported in the table above has been determined in accordance with Instruction (1) to Item 403(b) of Regulation S-B of the Securities Exchange Act of 1934.

(2)

Each stockholder, director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by him.

(3)

All addresses are c/o AMEREX Companies, Inc., 1105 N. Peoria, Tulsa, Oklahoma, 74116,

unless otherwise indicated.

(4)

Represents 13,600,000 shares of common stock issuable upon conversion of a 10% senior convertible note due November 21, 2007 and 3,250,667 shares of common stock issuable upon the exercise of warrants at an exercise price of $0.01 per share.

(5)

IDG Capital Group, Inc. is  fully owned by Marwaan Karame, a member of our board of directors.

(6)

Ron Brewer is our Chief Operating Officer and a member of our board of directors.

(7)

Nicholas J. Malino is our Chief Executive Officer and a member of our board of directors.

(8)

Includes 1,979,700 shares issuable upon exercise of a warrant issued to Mr. Malino.  All of our securities owned by Mr. Malino are subject to a one-year lock-up.

(9)

Includes 1,979,700 shares issuable upon exercise of a warrant issued to Capitoline Advisory Group, Inc, an entity solely owned by Mr. Roever, and 2,450,000 shares issued to First Equity Trust, a trust for the benefit of Mr. Roever.  All of our securities owned directly or indirectly by Mr. Roever are subject to a one-year lock-up.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors are identified in the table below:

Name	Age	Year Became An Executive Officer or Director	Positions

Ron Brewer	54	2006	Director and Chief Operating Officer
Richard Coody	52	2006	Director
Nick Malino	56	2006	Director and CEO
Robert Roever	48	2006	Director
John Smith	56	2006	Director
Marwaan Karame	36	2006	Director

There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficially of more than 5% of any class of our voting securities, or any affiliate of such persons is a party adverse to us or has a material interest adverse to our interests. None of our directors received any additional compensation for his or her services as a director.  The following brief biographies contain information about our directors and our executive officers. The information includes each person’s principal occupation and business experience for at least the past five years. This information has been furnished to us by the individuals named. There are no family relationships known to us between the directors and executive officers. We do not know of any legal proceedings that are material to the evaluation of the ability or integrity of any of the directors or executive officers.

Ron Brewer – Director and Chief Operating Officer. Ron Brewer became a member of our board of directors and our Chief Operating Officer on July 5, 2006 in connection with our acquisition of Amerex. Mr. Brewer has been a member of the board of directors of Amerex since June 2005 and its Chief Operating Officer since October 2005. He is the lead person on all of our key projects and has personal involvement in the planning, overview management of execution, and meeting of performance benchmarks with each project.

Mr. Brewer has served as President of Southbridge Business Resources, Inc. since 1990. Southbridge is a boutique management group located in Tulsa, Oklahoma with services focusing primarily on company turnarounds, mergers and acquisitions, launch and post acquisition implementation, and capital and financing procurement. Its clients have included manufacturing and distribution, medical, environmental, information technology, technology products, real estate, sales and marketing, and non-profit entities with $5,000,000 to $40,000,000 in annual revenues, in both the private and small cap public sector. Mr. Brewer attended the university of Tulsa and studied Marketing and Accounting

Mr. Brewer filed for personal bankruptcy protection under Chapter 13 of the U.S. Bankruptcy Code  on March 29,2004 in the Northern District of Oklahoma.  Petition #04-11826-R.  This case was voluntarily dismissed on May 26, 2004 by Mr. Brewer. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

Richard Coody - Director.  Richard Coody became a member of our board of directors on July 5, 2006 in connection with our acquisition of Amerex.  He has been a member of the board of directors of Amerex and its President since September 2005.  Since 1980, Mr. Coody has served in management, as an executive officer and /or owner of technology driven companies within either the environmental or oil and gas industries. Mr. Coody’s technology experience began at Schlumberger, Ltd., headquartered in New York City, which operated as an oilfield services company in the United States and abroad.  He served there from 1980 to 1993 as manufacturing manager of a manufacturing facility that produced all types of pressure pumping well service equipment. He was also responsible for forecasting production, planning manufacturing layout and flow controlling shop floor capacity and priorities, and meeting all company and industry safety standards.

Mr. Coody worked in China in 1986 on an extensive oil and gas well project between Schlumberger, Ltd. and the China Ministry of Petroleum Corporation (CMPC), a government owned company engaged in the business of well service high pressure pumping for oil and gas wells, that included conducting training sessions in design, assembly procedures, and in-plant manufacturing, as well as in-field training at rig and well site locations.

In 2002, Mr. Coody acquired Universal Wireline Equipment, a company founded in 1986 and engaged in the business of manufacturing well service logging equipment, including open-hole and cased-hole trucks and skids, and all types of slick line equipment. Located in Tulsa, Oklahoma, Universal Wireline Equipment Products, has been positioned to manufacture specialized and custom instruments and machinery for the oil production industry, such as small nitrogen injectors to push nitrogen into oil well fields to enhance recovery, and other standard oil field equipment and machinery that requires retrofitting or customization.

From 2000 to 2002, Mr. Coody held the positions of Vice President of Manufacturing and general manager at Cooper Rig Management Corporation, a company located in Houston, Texas and engaged in the business of manufacturing mobile drilling rigs, work-over rigs, wire line logging equipment, and hot oil equipment.

From 1999 to 2000, Mr. Coody held the position of Vice President at Serva Group, Inc., consisting of five companies engaged in the business of the manufacture, design, distribution and sale of well service pressure pumping equipment, down-hole tools, and industrial clutches, with the main manufacturing plant located in China, and sales and engineering conducted in Wichita Falls, Texas. Mr. Coody’s responsibilities involved the development of a strategic marketing plan for Serva Group.

In 1993, Mr. Coody co-founded Tulsa Equipment Manufacturing, Inc., located in Tulsa, Oklahoma and engaged in the business of manufacturing well service high pressure pumping equipment.  Serving as its Vice President of Manufacturing from 1993 to 1998, he was responsible for the design and management of the manufacturing of pressure pumping well service equipment. At Tulsa Equipment Manufacturing, Mr. Coody developed an operating manufacturing plant under ISO standards, which exceeded ISO quality standards and created an international market presence for Tulsa Equipment Manufacturing, with Dowell Schlumberger and BJ Services, Inc. as its main customers. Mr. Coody sold his interest in Tulsa Equipment Manufacturing to Varco, Inc. in 1998. Mr. Coody attended Tulsa Community College for mechanical engineering and Schlumberger School for petroleum engineering.]  See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

Nick Malino – Director and Chief Executive Officer.  Nick Malino became a member of our board of directors and our Chief Executive Officer on July 5, 2006 in connection with our acquisition of Amerex.  He has been a member of the board of directors of Amerex  and its Chief Executive Officer since September 2005.  Since July 2001 he has been the Managing Director of Tango Equity, Inc., a New York City based financial advisory firm.  From November 1998 until November 2000, he was COO and CFO of Streamedia Communications, Inc., a New York City based Internet based media and media services firm.  From October 1992 to November 1998 he held the positions of president and CEO of ATC Group Services, Inc., a $160 million environmental engineering services company based in New York City. During Mr. Malino’s tenure at ATC, the company grew from $9 million in revenues and eight offices to $160 million in revenues and 73 offices, and led the environmental engineering and consulting sector in operating income for 12 consecutive quarters, with stockholder return exceeding 150% CAGR. From November 1981 to November 1992, he held the position of General Manager in the Laboratory Sciences division of MetPath, Inc., a subsidiary of Corning Inc., based in Teterboro, New Jersey and engaged in the business of providing clinical laboratory procedures for health care practitioners.  At MetPath, Mr. Malino was primarily involved in mergers and acquisitions.

Mr. Malino has raised over $250 million in various debt and equity offerings and has been directly involved in mergers and acquisitions both on the buy and sell side of public and private companies with total revenues of over half a billion dollars. He also has experience in management buyouts, leverage buyouts, initial public offerings, and public and private placements of debt and equity. Mr. Malino received a Master’s Degree in Biology in 1976 and an MBA in Finance in1981, both from the University of Bridgeport.

Robert Roever – Director.  Robert Roever became a member of our board of directors on July 5, 2006 in connection with our acquisition of Amerex.  Mr. Roever has spent the last ten years in investment banking and finance in New York City. from 1998 to the present he has been President of Capitoline Advisory Group, Inc., an entity wholly-owned by Mr. Roever, specializing in consulting small to mid cap public companies in all facets of business development, including strategic financing alternatives , mergers and acquisitions , development of business plans , consulting on corporate finance and investment banking.

Mr. Roever has won numerous awards in the retail industry and from 1985 to 1987 he won First Award of Honorable Mention from the National Retail Merchants Association and the Institute of Store Planners. Mr. Roever started his career at a regional specialty retailer, with his initial responsibility as a consultant to the company and then he assumed a managerial role. During this period the company grew from less than 25 locations in the north east to over 100 locations and then went public, trading on the American Stock Exchange.  See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

John Smith, Esq.  – Director.   John Smith has been a member of our board of directors since July, 5 2006. John has an extensive background in both law and management. Since 2000, Mr. Smith has served as General Counsel of the South Dakota Public Utilities Commission. From 1998 to 2000, he served as General Counsel for Streamedia Communications, Inc. a publicly-traded NASDAQ company based in New York City, which provided B2B Internet-based content delivery and management systems. From 1989 to 1998, he was General Counsel and head of the M&A due diligence team for ATC Group Services, a $160 million publicly-traded (NASDAQ:NMS) environmental engineering and consulting firms based in New York City. ATC had 73 offices and 2,000 employees. He has represented these public corporations in numerous successful acquisition transactions. John also had a successful tenure as an operations manager, having maintained consistent profitability in the operations under his control. In addition to his business experience, John served as Department Secretary of the South Dakota Department of Environment and Natural Resources and his legal experience includes environmental, utility, natural resources, business, transaction, employment and contract law. Mr. Smith has earned a B.A. degree from Columbia University in New York City and a Juris Doctorate from the University of South Dakota in Vermilloin, South Dakota.

Marwaan Karame  – Director.  Marwaan Karame has been a member of our board of directors since July 5, 2006 Marwaan Karame consults businesses for IDG Capital Group, Inc. in the areas of M&A and Value Based Management. From 2000 to 2001, Mr. Karame worked in investment banking for Donaldson, Lufkin & Jenrette (DLJ) /Credit Suisse First Boston (CSFB) advising companies in the areas of M&A, private placement, debt financing, and IPOs. From 1997 to 2000, he worked for Stern Stewart & Co., leading Fortune 500 companies to adopt a corporate governance system that aligned the interests of management with owners to create sustainable gains to shareholder wealth. From 1996 to 1997, Mr. Karame managed Ivey Business Consulting Group, a boutique business-consulting firm that served small to middle market companies. Mr. Karame has an MBA (1997) in Finance from the Richard Ivey School of Business, and a BS in Mathematics and Economics from St. Lawrence University.

Board Composition and Compensation

Our board of directors presently consists of six members: two of our executive officers, Nick Malino our CEO and Ron Brewer our COO; two affiliated individuals, Rick Coody and Robert Roever, who own approximately 11.5%, 15.4%, 33% and 22.8%, respectively, of the currently outstanding shares of our common stock, and two independent unaffiliated directors, John Smith, Esq., and Marwaan Karame, who owns approximately 2% of the currently outstanding shares of our common stock. We are currently paying our independent directors $1,000 plus expenses for each board meeting personally attended and $250 for each Board Meeting attended via telephone or Internet connection.  We currently do not offer compensation to our other board members for serving in such capacity, but anticipate compensating our all of our directors commencing July 2006 with some form of equity.  Such compensation, however, has yet to be determined.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Board Committees

The Board of Directors has standing Audit and Compensation Committees.

The Audit Committee reviews with our independent accountants the scope and timing of the accountants' audit services and any other services they are asked to perform, their report on our financial statements following completion of their audit and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee consists of two independent directors. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers, reviews general policy matters relating to compensation and benefits of our employees and will review and make recommendations with regard to any employee stock option plans that may be considered.  Our Board of Directors intends to adopt an employee stock option plan before the end of 2006, subject to stockholder approval.  However, we have not yet identified a suitable plan, assessed the financial impact of any plan, or had any plan reviewed by the independent members of our board.

The Board of Directors appoints other committees as needed.

Code of Ethics

We are in the process of adopting a formal Code of Ethics at this time.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned during the years ended December 31, 2005, 2004 and 2003 by our current chief executive officer and our other most highly compensated executive officer whose annual compensation in the fiscal year ended December 31, 2005 exceeded $100,000.

SUMMARY COMPENSATION TABLE*

Name and Current Position	Year	Annual Compensation		Long Term Compensation	All Other Compensation
		Salary	Bonus
Nicholas J. Malino, Chief Executive Officer (1)	2005 2004 2003	30,000 0 0	0 0 0	0 0 0	0 0 0
Ron Brewer, Chief Operating Officer (2)	2005 2004 2003	20 0 0	0 0 0	0 0 0	0 0 0
Craig McMahon, V.P. of Operations (3)	2005 2004 2003	25,000 0 0	0 0 0	0 0 0	0 0 0
Robert, Boyd, Manager of Environmental Services (4)	2005 2004 2003	0 0 0	0 0 0	0 0 0	0 0 0
Mark Thomas, Director of Industrial Services (5)	2005 2004 2003	3,000 0 0	0 0 0	0 0 0	0 0 0

* Salary reflects total compensation paid to these executives before our acquisition of Amerex.

(1)  Mr. Malino receives an annual salary of $180,000. See “Employee Agreements”

(2)  Mr. Brewer receives an annual salary of $120,000. See “Employment Agreements.”

(3)  Mr. McMahon receives an annual salary of $120,000. See “Employment Agreements.”

(4)  Mr. Boyd receives an annual salary of $60,000. See “Employment Agreements.”

(5)  Mr. Thomas receives an annual salary of $60,000. See “Employment Agreements.”

Employment Agreements

We entered into an employment agreement with Nicholas J. Malino, our Chief Executive Officer and member of our board of directors, on October 1, 2005.  The agreement has a one-year tem, and continues on a month-to-month basis thereafter unless sooner terminated by us or Mr. Malino upon 30 days’ prior notice.  Mr. Malino’s compensation consists of an annual salary of $180,000, with a performance incentive payment agreement to be determined and agreed upon by us and Mr. Malino.

W entered into an employment agreement with Ron Brewer, our Chief Operating Officer and member of our board of directors, on October 1, 2005.  The agreement has a one-year tem, and continues on a month-to-month basis thereafter unless sooner terminated by us or Mr. Brewer upon 30 days’ prior notice.  Mr. Brewer’s compensation consists of an annual salary of $120,000, with a performance incentive payment agreement to be determined and agreed upon by us and Mr. Brewer.

We entered into an employment agreement with Craig McMahon, our Vice President of Operations, on September 13, 2005.  This agreement had a two-year term, and continues on a month-to-month basis until it is terminated on by either the Company or Mr. McMahon with a 60-day notice, or upon termination by the Company for just cause. Compensation under this agreement was $120,000 plus a commission and an incentive bonus. On January 1, 2006, the Company and Mr. McMahon entered into another Employment Agreement superseding the September 13, 2005 agreement. The agreement has a two-year tem, and continues on a month-to-month basis thereafter unless sooner terminated by us or Mr. McMahon upon 60 days’ prior notice. Mr. McMahon’s base salary will increase to $132,000 on July 1, 2006.  In addition, Mr. McMahon will receive 50,000 shares of our restricted stock plus a commission and incentive bonus based on performance.

We entered into an agreement with Robert Boyd, our Manager of Environmental Services and member of our board of directors, on September 13, 2005, which was replaced by a new agreement beginning January 1, 2006.  The agreement has a two-year tem, and continues on a month-to-month basis thereafter unless sooner terminated by us or Mr. Brewer upon 30 days’ prior notice.  Mr. Boyd’s compensation consists of an annual salary of $72,000, with a performance incentive bonus and 50,000 shares of our restricted common stock.

We entered into an agreement with Mark Thomas, our Manager of Environmental Services and member of our board of directors, on September 13, 2005, which was replaced by a new agreement effective as on January 1, 2006.  The agreement has a two-year tem, and continues on a month-to-month basis thereafter unless sooner terminated by us or Mr. Brewer upon 60 days’ prior notice.  Mr. Boyd’s compensation consists of an annual salary of $72,000, with a performance incentive bonus and 50,000 shares of our restricted common stock.

We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements under which any executive officers are entitled to participate without similar participation by other employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, no transactions have occurred since the beginning of our last fiscal year or are proposed with respect to which a director, executive officer, security holder owning of record or beneficially more than 5% of any class of our securities or any member of the immediate families of the foregoing persons had or will have a direct or indirect material interest:

On April 26, 2005 we entered into an agreement with Capitoline Financial Services  to provide consulting services for capital raising for our business operations, pursuant to which we agreed to pay 10% of any funding actually closed with any capital providers referred to us by Capitoline Financial Services and related fees and expenses. We paid Capitoline $45,000 on September 1, 2005 in connection with the Hypothecators Note and $30,000 on September 19, 2005 in connection with the PTF Note.  These two payments above were made to Madison Equity, a d/b/a of Capitoline. We paid Capitoline $2,635 on October 7, 2005 for expenses and $250,000 for fees and $4,447 for expenses on November 29, 2005 in connection with these notes. Robert Roever, a member of our board of directors, is a principal 100% of Capitoline Financial Services.

On December 1, 2005, we entered into a consulting agreement with Southbridge Business Resources, Inc. for services related to the acquisition of the real property and assets of EOC. On September 1, 2005 and September 16, 2005 we paid $22,500 and $15,000, respectively for fees and services under the agreement. Mr. Brewer, a member of our board of directors and our Chief Operating Officer, is the sole owner of Southbridge Business Resources.

On October 1, 2005 we entered into a consulting agreement with Richard Coody to render services to us as production process manager.  The agreement has a one-year tem, and continues on a month-to-month basis thereafter unless sooner terminated by us or Mr. Coody upon 30 days’ prior notice.  Mr. Coody’s compensation under this agreement is $5,000 per month, with a performance incentive payment agreement to be determined and agreed upon by us and Mr. Coody.  Mr. Coody is a member of our board of directors.

On November 1, 2005 we entered in a month-to-month lease with Capitoline Advisory Group, Inc. for one office, including use of all office equipment and furniture, in New York City at a monthly rent of $1,500.  Capitoline Advisory Group is wholly-owned by Robert Roever, a member of our board of directors.

On December 1, 2005 we entered into a sublease with Southbridge Business Resources, Inc. for office space at 406 South Boulder Avenue, Tulsa Oklahoma. The term of the lease is on a month to month basis and the rent is $1,875 per month. Ron Brewer, a member of our board of directors and our Chief Operating Officer, is the sole owner of Southbridge Business Resources. This lease was terminated on May 1, 2006.

On December 2, 2005 we issued a purchase order to Universal Wireline, Inc. for $60,000 for an oil water separator for our future use, which was paid for in advance and is currently being stored at Universal Wireline’s warehouse. On October 4, 2005 we issued a purchase order to Universal Wireline for $20,000 for equipment and machinery for our future use, which was paid for in advance and is currently being stored at Universal Wireline’s warehouse.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of July 5, 2006, there were 20,303,668 shares of our common stock issued and outstanding that were held by 939 stockholders of record, including shares held in street name.  We have no authorized shares of preferred stock and there are no preferred stock stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our Common Stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up, the holders of shares of our Common Stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. In addition, our agreement with CAMOFI Master LDC requires that we obtain their consent prior to paying any dividends.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock with the exception of the following:

Pursuant to our financing arrangement with CAMOFI Master LDC, we issued CAMOFI Master LDC a warrant to purchase 2,266,667 shares of our common stock.  We also issued CAMOFI a warrant to purchase 984,000 shares of our common stock in consideration for a waiver of penalties related to our failure to file a timely registration statement in accordance with our financing arrangement.  The warrants have a five-year term and an exercise price of $0.01 per share.  The shares of our common stock underlying these warrants will be registered for resale under the Securities Act.

Pursuant to our agreement with Capitoline Advisory Group, Inc., we were required to issue Capitoline Advisory Group a five-year warrant to purchase 3,959,400 shares of our common stock at an exercise price of $0.50 per share.  Capitoline requested that half of the shares subject to the warrant be issued to Nicholas J. Malino and we issued each of Capitoline Advisory Group and Mr. Malino a five-year warrant to purchase 1,979,700 shares of our common stock at an exercise price of $0.50 per share.   All of our securities owned directly or indirectly by Messrs. Roever and Malino, both members of our board of directors, are subject to a one-year lock-up.  Mr. Malino is also our Chief Executive Officer. Robert Roever is the sole owner of Capitoline Advisory Group.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

On November 21, 2005, we entered into a financing arrangement with CAMOFI Master LDC, an affiliate of Centrecourt Asset Management LLC, as amended on February 23, 2006.  Under the arrangement, we issued CAMOFI Master LDC a convertible note in the aggregate principal amount of $6,800,000 that will mature on November 21, 2007.  We can draw down the total amount of the CAMOFI Master LDC note in three tranches. The first tranche of $2.5 million was drawn down on November 21, 2005. The CAMOFI Master LDC convertible note bears interest at ten percent (10%) per annum.  The note is convertible into 13,600,000 shares of our common stock at a conversion price of $0.50 per share, exclusive of any accrued interest on the note.  The shares of our common stock underlying the CAMOFI Master LDC note are will be registered for resale under the Securities Act.

Transfer Agent and Registrar

Standard Registrar of Salt Lake City, Utah, is the transfer agent and registrar for our common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the pink sheets under the symbol “AGDC”. Set forth below are the high and low bid prices for our common stock for each quarter during the last two fiscal years.

Period Ended	High Bid	Low Bid
6/30/06	$.15	$.15
3/31/06	.15	.15
12/31/05	.15	.15
9/30/05	.15	.15
6/30/05	1.00	1.00
3/31/05	1.00	1.00
12/31/04	.20	.20
9/30/04	.90	.90
6/30/04	.10	.10

On July 5, 2006 we acquired AMEREX Companies, Inc., in a reverse acquisition. Prior to that date we had virtually no active business operations.

On July 5, 2006, the closing bid and asked prices for our common stock as reported on the Pink Sheets was $.15. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Since our inception, we have not paid any dividends on our common stock, and we do not anticipate that we will pay dividends in the foreseeable future.  In addition, our agreement with CAMOFI Master LDC requires that we obtain their consent prior to paying any dividends.

As of July 5, 2006, we had approximately 939 holders of record of our common stock, including shares held in street name.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation do not provide that we will indemnify an officer, director, or former officer or director. Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent permitted under the Oklahoma General Corporation Act.  Further, we maintain officer and director liability insurance.

The indemnification and advancement of expenses provided by the bylaws shall not be deemed  exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer  and shall inure to the benefit of the heirs, executors and administrators of such person.

Our duties to indemnify and to advance expenses to a director or officer provided in the bylaws shall be in the nature of a contract between us and each such director or officer, and no amendment or repeal of any such provision of the bylaws shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Securities

Act and is therefore unenforceable.

ITEM 3.02

Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

ITEM 4.01

Change in Registrant’s Certifying Accountant.

We have had no disagreements with accountants. On July 5, 2006, Sartain Fischbein + Co., of Tulsa, Oklahoma, was engaged as our new principal independent accounting firm.  The appointment of Sartain Fischbein + Co. was recommended and approved by our Board of Directors.

During our two most recent fiscal years, we did not consult with Sartain Fischbein + Co. regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements, and neither written report nor oral advice was provided to us by Sartain Fischbein + Co. that they concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or event identified in response to paragraph (a)(1)(iv) of Item 304, as those terms are used in Item 304(a)(1)(iv) of Regulation S-K and the related Instructions to Item 304 of Regulation S-K.

We previously engaged Michael Cronin as our principal independent accountant, who served and completed his independent review through our June 30, 2006 fiscal year end.  Our change from Michael Cronin to Sartain Fischbein + Co. was not based on any disagreement.

ITEM 5.01

Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

ITEM 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

ITEM 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 5, 2006, the Board of Directors of the Company approved a change in its fiscal year-end from June 30 to December 31, in order to adopt the fiscal year-end of Amerex, the accounting acquirer of the Company.  Since the Company is electing to adopt the fiscal year of the accounting acquirer, no transition period report is necessary. Periodic reports after our acquisition of Amerex will be filed based on the fiscal year of Amerex.

ITEM 5.06.

Change in Shell Company Status.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

ITEM 8.01

Other Events.

In connection with the closing of the Share Exchange Agreement, Airguide, Inc. relocated its corporate headquarters from 501 S. Johnstone, Suite 501, Bartlesville, Oklahoma 74003 to 1105 N. Peoria, Tulsa, Oklahoma 74116.  Airguide’s new phone number is (918) 858-1050.

ITEM 9.01             Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired.

            Audited consolidated financial statements of AMEREX Companies, Inc. and Subsidiary as of December 31, 2005 and audited financial statements of Waste Express, Inc. as of December 31, 2004 and 2005 filed as Exhibit 99.1 hereto and incorporated herein by reference.  These financial statements also include unaudited financial information for the four months ended April 30, 2006 and 2005 (as applicable).

(b)   Pro Forma Financial Information.

The following documents of the Company appear as Exhibit 99.2 to this Form 8-K and incorporated herein by reference.

(i)	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of April 30, 2006;

(ii)	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Four Months Ended April 30, 2006;

(iii)	UnauditedPr Pro Forma Condensed Consolidated Statement of Operations for the Period from Amerex’s Inception (May 2, 2005) through December 31, 2005; and

(iv)	Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma condensed consolidated financial statements attached as Exhibit 99.2 to this Form 8-K are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations for future periods or the financial position or results of operations that actually would have been realized had Airguide, Amerex and Waste Express been a combined company during the specified periods. The unaudited pro forma condensed consolidated financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and related notes of Airguide included in its Form 10-KSB for the year ended June 30, 2005 and the historical financial statements of Amerex included herein as Exhibit 99.1.

The unaudited pro forma condensed consolidated financial statements give effect to Airguide’s acquisition of Amerex using the reverse acquisition method of accounting.  Thus, Amerex is reflected as the accounting acquirer.  Airguide had no operations or assets during the periods presented.  The pro forma condensed consolidated financial statements are based on the respective historical financial statements of Airguide and Amerex. The unaudited pro forma condensed consolidated financial information has been prepared on the basis of assumptions described in the notes to the unaudited pro forma condensed consolidated financial statements. In the opinion of management, all adjustments necessary to present fairly this unaudited pro forma condensed consolidated financial information have been made.

(d)  Exhibits.

Exhibit No.	Document
2.1	Share Exchange Agreement dated as of July 5, 2006 among Airguide, Inc., James P. Frack, AMEREX Companies, Inc., and the Stockholders of AMEREX Companies, Inc.
2.2	Agreement of Merger between CDX.com Colorado and CDX.com Merger Co (Oklahoma) dated July 28, 2005 (incorporated by reference to Exhibit 2.1of Form 10-QSB for the quarter ended September 30, 2004).

2.3	Stock Purchase Agreement between United Assurance and Airguide, Inc. dated August 1, 2005 (incorporated by reference to Exhibit 2.2 of Form 10-QSB for the quarter ended September 30, 2004)

2.4

Agreement and Plan of Merger between Airguide, Inc, and CDX.com Merger, Inc., and CDX.com (Oklahoma), dated July 28, 2005 (incorporated by reference to Exhibit 2.3 of  Form 10-QSB for the quarter ended September 30, 2004)

3.1	Restated Articles of Incorporation filed 7/27/2005 (incorporated by reference to Exhibit 3.1 of Form 10-QSB for the quarter ended September 30, 2004)

3.2	Certificate of Incorporation of Airguide, Inc. (incorporated by reference to Exhibit 3.4 of Form 10-QSB for the quarter ended September 30, 2004)

3.3	Bylaws of Airguide, Inc. (incorporated by reference to Exhibit 3.6 of Form 10-QSB for the year ended September 30, 2004)

4.1	10% Senior Convertible Note issued to CAMOFI Master LCD in the acquisition on July 5, 2006. To be filed at a later date in an amended Form 8-K filing.
4.2	Warrant issued to CAMOFI Master LCD in the acquisition on July 5, 2006. To be filed at a later date in an amended Form 8-K filing.
4.3	Warrant issued to CAMOFI Master LCD in the acquisition on July 5, 2006. To be filed at a later date in an amended Form 8-K filing.
4.4	Form of warrant issued to former AMEREX Companies, Inc. warrant holders in the acquisition on July 5, 2006. To be filed at a later date in an amended Form 8-K filing.
4.6	AMEREX Companies, Inc. 8% Secured Promissory Note, dated September 2, 2005, in the amount of $450,000 issued to Professional Traders Fund, LLC.]
10.1	Securities Purchase Agreement, dated November 21, 2005, between AMEREX Companies, Inc. and CAMOFI Master LDC.
10.2	Form of Lock-Up Agreement dated November 21, 2005, between CAMOFI Master LCD and each of Richard Coody, Nick Malino, Ron Brewer, Robert Roever, John Smith, and Marwaan Karame.
10.3	Registration Rights Agreement, dated November 21, 2005, between AMEREX Companies, Inc. and CAMOFI Master LDC.
10.4	Escrow Agreement, dated November 21, 2005, between AMEREX Companies, Inc. and CAMOFI Master LDC.
10.5	Subsidiary Guarantee, dated November 21, 2005, of Waste Express to CAMOFI Master LDC.
10.6	Subsidiary Agreement, dated November 21, 2005, between Amerex Acquistion Corp. and CAMOFI Master LDC.
10.7	Intercreditor Agreement , dated November 21, 2005, between CAMOFI and PTF.
10.8	Loan Agreement, dated August 12, 2005 between DCI USA Inc. and AMEREX Companies, Inc.
10.10	Amendment, dated June 30, 2006 to Contract for Sale and Purchase of Business Assets, dated September 1, 2005, between Enhanced Operating Co., LLC and AMEREX Companies, Inc.
10.13	Amendment, dated November 13, 2005, to Contract for Sale and Purchase of Business Assets, dated September 13, 2005, among NES Technology LLC, Industrial Waste Services LLC and AMEREX Companies, Inc.
10.23	Employment Agreement, dated October 1, 2005, between AMEREX Companies, and Richard Coody.
10.29	Lease Agreement, dated December 1, 2005, between Amerex Companies, Inc. and Capitoline Advisors, Inc.
10.30	Lease Agreement, dated December 30, 2005, between Amerex Companies, Inc. and CDI, Inc.
21	Subsidiaries of Registrant .
99.1

Audited consolidated financial statements of AMEREX Companies, Inc. and Subsidiaries as of December 31, 2004 and 2005 and . Unaudited Condensed Consolidated Pro Forma Consolidated Financial Statements for Airguide and AMEREX Companies, Inc. for the year ended December 31, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Airguide, Inc.

Dated: July 10, 2006

By:

/s/  Nicholas Malino

Nicholas Malino, CEO